Exhibit 2.6

EXECUTION VERSION

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

$174,150,000

4.91% SERIES A SENIOR SECURED NOTES DUE 2023

4.96% SERIES B SENIOR SECURED NOTES DUE 2023

NOTE PURCHASE AGREEMENT

DATED SEPTEMBER 10, 2013

i

7.	INFORMATION AS TO COMPANY.		17

	7.1.	Financial and Business Information	17
	7.2.	Officer’s Certificate.	20
	7.3.	Visitation	20
	7.4.	Limitation on Disclosure Obligation.	21

8.	PAYMENT AND PREPAYMENT OF THE NOTES		21

	8.1.	Required Prepayments; Final Maturity Date; Interest.	21
	8.2.	Optional Prepayments with Make-Whole Amount	24
	8.3.	Prepayment for Tax Reasons.	25
	8.4.	Prepayment Upon Change of Control	26
	8.5.	Allocation of Partial Prepayments.	26
	8.6.	Maturity; Surrender, Etc.	27
	8.7.	Purchase of Notes.	27
	8.8.	Make-Whole Amount.	27

9.	AFFIRMATIVE COVENANTS.		29

	9.1.	Compliance with Laws.	29
	9.2.	Insurance.	29
	9.3.	Project Operation.	32
	9.4.	Payment of Taxes and Claims	33
	9.5.	Corporate Existence, Etc	33
	9.6.	Books and Records.	34
	9.7.	Priority of Obligations.	34
	9.8.	Performance of Project Documents.	34
	9.9.	Rating of the Notes.	34
	9.10.	Post-funding Deliverables	34

10.	NEGATIVE COVENANTS		36

	10.1.	Transactions with Affiliates.	37
	10.2.	Merger, Consolidation, Etc.	37
	10.3.	Line of Business	37
	10.4.	Liens	38
	10.5.	Investments; Subsidiaries	38
	10.6.	Indebtedness	38
	10.7.	Amendments to Organizational Documents.	38
	10.8.	Project Operations	38
	10.9.	Amendments to Project Documents	39
	10.10.	Distributions	40
	10.11.	Accounts.	41
	10.12.	Employees	41
	10.13.	Terrorism Sanctions Regulations.	41
	10.14.	Sale and Leasebacks.	41

11.	EVENTS OF DEFAULT		41

12.	REMEDIES ON DEFAULT, ETC.		43

	12.1.	Acceleration.	43
	12.2.	Other Remedies	44
	12.3.	Rescission.	44
	12.4.	No Waivers or Election of Remedies, Expenses, Etc.	45

13.	TAX INDEMNIFICATION.		45

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		48

	14.1.	Registration of Notes.	48
	14.2.	Transfer and Exchange of Notes.	48
	14.3.	Replacement of Notes.	49

15.	PAYMENTS ON NOTES.		49

	15.1.	Place of Payment	49
	15.2.	Home Office Payment	49

16.	EXPENSES, ETC.		50

	16.1.	Transaction Expenses	50
	16.2.	Certain Taxes.	50
	16.3.	Survival.	51

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		51

18.	AMENDMENT AND WAIVER		51

	18.1.	Requirements.	51
	18.2.	Solicitation of Holders of Notes.	52
	18.3.	Binding Effect, Etc	52
	18.4.	Notes Held by Company, Etc	52

19.	NOTICES; ENGLISH LANGUAGE.		53

20.	REPRODUCTION OF DOCUMENTS.		53

21.	CONFIDENTIAL INFORMATION.		54

22.	SUBSTITUTION OF PURCHASER.		55

23.	COLLATERAL AGENT.		55

	23.1.	Appointment.	55

24.	MISCELLANEOUS		55

	24.1.	Successors and Assigns	55
	24.2.	Payments Due on Non-Business Days	55
	24.3.	Accounting Terms	56
	24.4.	Severability.	56
	24.5.	Construction, Etc	56
	24.6.	Counterparts.	56
	24.7.	Governing Law.	57
	24.8.	Jurisdiction and Process; Waiver of Jury Trial.	57
	24.9.	Obligation to Make Payment in Dollars.	58

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Company Directors and Affiliates

SCHEDULE 5.7	—	Governmental Approvals

SCHEDULE 5.14	—	Existing Indebtedness

SCHEDULE 8.1	—	Amortization Schedule

SCHEDULE 9.2	—	Insurance Requirements

SCHEDULE 10.10	—	Debt Service Reserved Required Balance

EXHIBIT 1-A	—	Form of 4.91% Series A Senior Secured Note due 2023

EXHIBIT 1-B	—	Form of 4.96% Series B Senior Secured Note due 2023

EXHIBIT 2	—	Form of Consent Agreement

EXHIBIT 3	—	Terms of Subordination

EXHIBIT 4	—	Form of Release Instructions

EXHIBIT 5-A	—	Form of Bahamian Opinion (Mortgage Recordation)

EXHIBIT 5-B	—	Form of Marshall Islands Opinion (Mortgage Recordation)

EXHIBIT 6	—	Form of Marshall Islands Opinion (Insurance)

5

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

c/o Teekay Shipping (Canada) Ltd Suite

2000, Bentall 5, 550 Burrard Street

Vancouver, B.C., Canada V6C 2K2

4.91% Series A Senior Secured Notes due 2023

4.96% Series B Senior Secured Notes due 2023

September 10, 2013

To Each of the Purchasers Listed in

Schedule A Hereto:

Ladies and Gentlemen:

TEEKAY SHUTTLE TANKER FINANCE L.L.C., a Marshall Islands limited liability company, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and collectively the “Purchasers”) and the Collateral Agent as follows:

1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $174,150,000 aggregate principal amount of its senior notes, of which, on the First Funding Date, $87,075,000 aggregate principal shall be its 4.91% Series A Senior Secured Notes due 2023 (the “Series A Notes”) and, on the Second Funding Date (and contemporaneous with the cancellation of the Series A Notes), $174,150,000 aggregate principal shall be its 4.96% Series B Senior Secured Notes due 2023 (the “Series B Notes” and, together with the Series A Notes, as amended, restated or otherwise modified from time to time pursuant to Section 18 and including any such notes issued in substitution therefor pursuant to Section 14, the “Notes”). The Series A Notes and the Series B Notes shall be substantially in the respective forms set out in Exhibit 1-A and Exhibit 1-B. Certain capitalized and other terms used in this Agreement are defined in Schedule B. References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. References to a “Section” are references to a Section to this Agreement unless otherwise specified.

2. SALE AND PURCHASE OF NOTES; MERGER OF NOTE SERIES.

(a) Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Fundings provided for in Section 3, Notes of the respective series in the principal amount (subject to reduction in accordance with clause (b) below) specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non- performance of any obligation by any other Purchaser hereunder.

(b) On the Second Funding Date provided that a Prepayment Event has not occurred, each holder will surrender for cancellation all outstanding Series A Notes with the cancelled principal amount of such Series A Notes to be exchanged dollar-for-dollar for Series B Notes. In the event that any Series A Note is prepaid in whole or in part on or prior to the Second Funding Date, the principal of the corresponding Series B Note issued on the Second Funding Date to the applicable holder shall be reduced by the amount of such prepayment. The first semi-annual interest payment in respect of the Series B Notes shall additionally include all outstanding and accrued interest payable from the First Funding Date through and including the Second Funding Date on the Series A Notes to the holders thereof.

3. FUNDINGS.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Linklaters LLP, 1345 Avenue of the Americas, New York, New York 10105, at 12:00 p.m., New York time, at two fundings (each, a “Funding”), the first of which shall occur on September 10, 2013, or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (the “First Funding” and the date of the First Funding, the “First Funding Date”), and the second of which shall occur on (i) November 25, 2013 or (ii) such other Business Day designated by the Company upon seven Business Days written notice to the Purchasers, provided that such Business Day shall be no later than June 30, 2014 (the “Second Funding” and the date of the Second Funding, the “Second Funding Date”). At each Funding, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note for the applicable series to be purchased by such Purchaser (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the relevant Funding and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor (taking into account the exchange of Series A Notes in accordance with Section 2(b)) by wire transfer of immediately available funds for the account of the Company specified in the funding instruction letter provided by the Company at the applicable Funding. If (i) at either Funding the Company shall fail to tender the applicable Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4.2 and, solely with respect to the First Funding, 4.1 shall not have been fulfilled to such Purchaser’s satisfaction, or (ii) the Second Funding has not occurred by June 30, 2014, such Purchaser shall, at its election, be relieved of all further obliga- tions under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment, provided that such failure to tender the applicable Note, fulfill the conditions specified in Section 4.2 at the Second Funding, or for the Second Funding to have occurred by June 30, 2014 shall not relieve such Purchaser of its obligations under this Agreement with respect to the Note tendered at the First Funding.

4. CONDITIONS TO FUNDING.

4.1. Conditions to First Funding.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the First Funding is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the First Funding, of the following conditions:

(a) Officer’s Certificate. Each of the Company, each ShipCo and the Manager shall have delivered to such Purchaser an Officer’s Certificate, dated the First Funding Date, certifying as to:

(i) the full force and validity of each Organizational Document of such Person and copies thereof;

(ii) resolutions of each such Person’s board of directors, managers, shareholders, or members, as applicable, duly authorizing or ratifying (A) its participation in the Project and the financing of the Project; (B) to the extent applicable, the granting of Liens in connection therewith; and (C) its execution of, delivery of and performance under each of the Transaction Documents to which it is or is to be a party;

(iii) the incumbency and signatures of those of its officers, authorized representatives, agents, managing members or general partners, as applicable, authorized to act with respect to each Financing Document to be executed by such Person; and

(iv) the Company’s good faith estimate of anticipated Operating Costs for the three month period following the First Funding Date.

(b) Private Placement Number. A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of Notes.

(c) Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by Watson, Farley & Williams LLP of the appointment and designation provided for by Section 24.8(e) for the period from the First Funding Date to the date that is the one year anniversary of the Final Maturity Date (and the payment in full of all fees in respect thereof).

(d) Changes in Corporate Structure. Neither the Company nor the ShipCos shall have changed their jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity that is not disclosed in the Disclosure Documents.

(e) Establishment of Accounts. Each of the Accounts required under the Accounts Agreement shall have been established in accordance with the terms thereof. Each of the Debt Service Reserve Account and Operating Reserve Account shall be funded as required pursuant to the Accounts Agreement.

(f) Good Standing Certificates. Each Purchaser shall have received copies of certificates dated as of a recent date as to the good standing of and payment of franchise taxes (or its equivalent (if any) in the relevant jurisdiction) with respect to each of the Company, Bossa Nova Spirit, Sertanejo Spirit and the Manager from the applicable Governmental Authority of its place of organization.

4.2. Conditions to Each Funding.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Funding is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Funding, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and on the date of such Funding other than those representations and warranties which refer to an earlier or future date.

(b) Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Funding. Both immediately before and after giving effect to the issue and sale of the Notes to be issued and sold at such Funding (and the application of the proceeds thereof as contemplated by Section 5.13), no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

(c) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate of the Company, dated the date of such Funding, certifying that the conditions specified in Sections 4.2 (a) and (b) have been fulfilled.

(d) Purchase Permitted By Applicable Law, Etc. On the date of such Funding, such Purchaser’s purchase of Notes shall (i) be permitted by the Laws of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable Law (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any Tax, penalty or liability under or pursuant to any applicable Law, which Law was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate of the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(e) Sale of Other Notes. Contemporaneously with such Funding, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase the Notes to be purchased by it, at such Funding as specified in Schedule A, and, in the case of the Second Funding, all Notes which were to be issued at the First Funding (as specified in Schedule A) shall have been issued.

(f) Independent Engineer Report. Each Purchaser shall have received a report of the Independent Engineer in respect of the Applicable Vessel.

(g) Funding Instructions. (i) At least three Business Days prior to the date of such Funding, each Purchaser shall have received a funding instruction letter signed by a Responsible Officer on letterhead of the Company confirming (A) the name and address of the transferee bank(s), (B) the ABA or SWIFT number of such transferee bank(s), as applicable, and (C) the account name(s) and number(s) into which the purchase price for the Notes is to be deposited.

(ii) Contemporaneously with such Funding, the Company shall have delivered to the Collateral Agent (with copy to the Accounts Bank) instructions substantially in the form of Exhibit 4 to send funds to Samsung’s Bank in accordance with Article II of the relevant Shipbuilding Contract, including instructions to be sent by the Accounts Bank to Samsung’s Bank to govern the release of funds to Samsung under the relevant Shipbuilding Contract upon receipt by the Company of the relevant Protocol of Delivery and Acceptance (executed by Samsung and the applicable ShipCo), including instructions that if Samsung’s Bank intends to return to such ShipCo all or a portion of the applicable Final Installment Amount transferred to the Samsung Account, Samsung’s Bank shall transfer such Final Installment Amount or portion thereof, plus interest accrued thereon, if any, to the Accounts Bank for deposit in the Project Sub- Account.

(h) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

(i) Transaction Documents.

(i) Subject to Section 9.10, each of the Applicable Transaction Documents (other than any Additional Project Documents not then intended to be in existence) shall have been duly authorized, executed and delivered by each party thereto and be in full force and effect, and all conditions for effectiveness of each such Applicable Transaction Document required to be satisfied by such Applicable Transaction Document prior to the date of such Funding shall have been duly satisfied. Subject to Section 9.10, each Purchaser shall have received copies of each such Applicable Transaction Document and each Shipbuilding Contract.

(ii) Each Purchaser shall have received an Officer’s Certificate, dated the date of such Funding, certifying (A) in the case of each of the Company, the Applicable ShipCo and the Manager, that such Person is not in default in the performance, observance or fulfillment of any of its material obligations, covenants or conditions contained in any of the Applicable Project Documents or Shipbuilding Contracts to which it is a party, and (B) in the case of the Company, (x) each Applicable Project Document and Shipbuilding Contract delivered pursuant to Section 4.2(i)(i) is in full force and effect, and (y) the copy of each such Applicable Project Document and Shipbuilding Contract is true, correct and complete.

(j) Filings, Registrations and Recordings. Subject to Section 9.10, any document required to be filed, registered, notarized or recorded in order to create and perfect the security interests created pursuant to the Applicable Security Documents as first priority Liens (subject to Permitted Liens) shall have been properly filed, registered, notarized or recorded in each office in each jurisdiction in which such filings, registrations, notarizations and recordations are required, and any other action required in the judgment of the Collateral Agent (acting reasonably) to perfect such security interests as such first priority Liens (subject to Permitted Liens) shall have been effected, and the Collateral Agent shall have received acknowledgment copies or other evidence satisfactory to it that all necessary filing, notarization, recording and other fees and all taxes and expenses related to such filings, registrations, notarizations and recordings have been paid in full.

(k) Opinions of Counsel. (i) With respect to the First Funding, each Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the First Funding Date from (x) Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel for the Company and (y) Marshall Islands counsel in connection with such transactions, each covering such matters incident to such transactions as such Purchaser may reasonably request.

(ii) With respect to the Second Funding, each Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Second Funding Date from (x) Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel for the Company and (y) Marshall Islands counsel in connection with the Series B Notes and other documents required to be executed as of the Second Funding and, covering such matters incident to such transactions as such Purchaser may reasonably request and as are consistent with the matters covered by the opinions of such firms with respect to the First Funding.

(l) Charter Agreement Revenues. Each Purchaser shall have received evidence that the Applicable ShipCo has irrevocably instructed the Charterer to pay Hire to the Project Account.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Unless otherwise specified below, as of the date of each Funding, the Company (on its own behalf and, where specified, on behalf of one or both ShipCos) represents and warrants to each Purchaser that:

5.1. Organization; Power and Authority.

Each of the Company and each ShipCo is a limited liability company formed under the Laws of the Marshall Islands, is validly existing and in good standing under the Laws of the Marshall Islands, and is duly qualified as a foreign corporation and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by Law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and each ShipCo has the limited liability company or other power and authority to own or hold under lease its Properties that it purports to own or hold under lease, to transact the business it transacts and proposes to transact (including with respect to the Project), to execute and deliver this Agreement, the Notes and each other Financing Document to which it is or will be a party and to perform its obligations hereunder and thereunder.

5.2. Authorization, Etc.

This Agreement, the Notes and each other Financing Document to which the Company or either ShipCo is party have been duly authorized by all necessary limited liability company or other action on the part of the Company or the Applicable ShipCo, as the case may be, and this Agreement constitutes, and upon execution and delivery thereof each Note and each other Financing Document to which the Company or the Applicable ShipCo is party will constitute, a legal, valid and binding obligation of the Company or the Applicable ShipCo enforceable against the Company or the Applicable

ShipCo in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3. Disclosure.

(a) The Company, through its agents, DNB Markets, Inc. and Crédit Agricole Securities (USA) Inc., has delivered to each Purchaser a copy of a Confidential Information Memorandum, dated July 12, 2013 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal Properties of the Company and each ShipCo. This Agreement, the Memorandum and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings delivered to each Purchaser prior to July 31, 2013 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, there has been no change in the financial condition, operations, business, Properties or prospects of the Company or either ShipCo except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b) No later than five Business Days prior to the Second Funding, the Company may supplement Schedule 5.14 with information as to any changes in the Company’s or either ShipCo’s Indebtedness and Liens since the First Funding, and shall provide each holder of a Note with a copy thereof. Any such updated information with respect to Indebtedness and Liens shall be incorporated with this Agreement as of the date they are distributed to each holder of a Note.

5.4. Organization; Subsidiaries.

(a) The only Subsidiaries of the Company are the ShipCos. Neither ShipCo has any Subsidiaries nor does either ShipCo beneficially own any share capital or other ownership interest of any other Person.

(b) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) as to each ShipCo, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company, (ii) the Company’s Affiliates, other than its Subsidiaries, and (iii) the Company’s and each ShipCo’s board of directors and management officers.

(c) All of the outstanding shares of capital stock or similar equity interests of each ShipCo has been validly issued, are fully paid and nonassessable and are owned by the Company free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(d) Neither ShipCo is a party to, or is otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate Law or similar statutes) restricting the ability of such ShipCo to pay dividends out of profits or make any other similar distributions of profits to the Company.

5.5. Material Liabilities.

Neither the Company nor either ShipCo has any Material liabilities that are not disclosed in the Disclosure Documents.

5.6. Compliance with Laws, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement, the Notes and the other Financing Documents to which the Company is a party and the execution, delivery and performance by each ShipCo of the Financing Documents to which such ShipCo is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) in respect of any Property of the Company or either ShipCo under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Organizational Document, or any other agreement or instrument to which the Company or either ShipCo is bound or by which the Company or either ShipCo or any of their respective Properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company, the ShipCos, the Vessels or the Project or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company, either ShipCo, the Vessels or the Project.

5.7. Governmental Approvals, Etc.

(a) As of the Bossa Nova Delivery Date, all Necessary Governmental Approvals set forth in Part A of Schedule 5.7, have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to modification or appeal, are held in the name of the Company, Bossa Nova Spirit, the Manager or the Charterer, as applicable, and are free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which the Company, Bossa Nova Spirit, the Manager or, to the Company’s knowledge, the Charterer does not reasonably expect to be able to satisfy. No event has occurred that could reasonably be expected to (i) result in the revocation, termination or adverse modification of any such Necessary Governmental Approval or (ii) materially and adversely affect any rights of the Company, Bossa Nova Spirit, the Manager or, to the Company’s knowledge, the Charterer, as applicable, under any such Necessary Governmental Approval, which, in the case of clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(b) As of the Sertanejo Delivery Date, all Necessary Governmental Approvals set forth in Part B of Schedule 5.7, have been duly obtained or made, were validly issued, are in full force and effect, are final and not subject to modification or appeal, are held in the name of the Company, Sertanejo Spirit, the Manager or the Charterer, as applicable, and are free from conditions or requirements the compliance with which could reasonably be expected to have a Material Adverse Effect or which the Company, Sertanejo Spirit, the Manager or, to the Company’s knowledge, the Charterer does not reasonably expect to be able to satisfy. No event has occurred that could reasonably be expected to (i)

result in the revocation, termination or adverse modification of any such Necessary Governmental Approval or (ii) materially and adversely affect any rights of the Company, Sertanejo Spirit, the Manager or, to the Company’s knowledge, the Charterer, as applicable, under any such Necessary Governmental Approval, which, in the case of clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(c) As of the Sertanejo Delivery Date, (i) the Governmental Approvals set forth in Part C of Schedule 5.7 are not required for the current stage of the Project and are not customarily obtained until a later stage of the Project has commenced and (ii) the Company has no reason to believe that any Necessary Governmental Approvals which are not required to have been obtained by the Company, either ShipCo, the Manager or the Charterer, as applicable, as of the Sertanejo Delivery Date, but which will be required in the future (including those set forth in Part C of Schedule 5.7), will not be granted in due course prior to the time when needed, free from conditions or requirements which the Company, either ShipCo, the Manager or, to the Company’s knowledge, the Charterer does not reasonably expect to be able to satisfy or compliance with which could reasonably be expected to have a Material Adverse Effect.

(d) As of the Bossa Nova Delivery Date, the Bossa Nova Spirit Vessel and, as of the Sertanejo Delivery Date, each Vessel, conforms to and complies in all material respects with all covenants, conditions, restrictions and requirements in all Necessary Governmental Approvals set forth in Part A of Schedule 5.7 (in the case of the Bossa Nova Delivery Date) and all Necessary Governmental Approvals set forth in Parts A and B of Schedule 5.7 (in the case of the Sertanejo Delivery Date), in the Transaction Documents applicable thereto and under all other Laws applicable thereto.

5.8. Litigation; Observance of Agreements and Applicable Laws.

(a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or either ShipCo or any Properties of the Company or either ShipCo in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor either ShipCo is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable Law (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other Laws that are referred to in Section 5.15), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9. Taxes.

(a) Each of the Company and each ShipCo has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all Taxes shown to be due and payable on such returns and all other Taxes levied upon it or its Properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent, except for any Taxes (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or such ShipCo, as the case may be, has established adequate reserves in accordance with applicable Accounting Principles. The Company knows of no basis for any other Tax that could reasonably be expected to have a Material Adverse Effect, except Taxes owed pursuant to Section 9.10.

(b) No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of the Marshall Islands or any political subdivision thereof will be incurred by the Company, either ShipCo or any holder of a Note as a result of the execution or delivery of this Agreement or the other Financing Documents and no deduction or withholding in respect of Taxes imposed by or for the account of the Marshall Islands or, to the knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Company or either ShipCo under this Agreement or the other Financing Documents except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of the Marshall Islands arising out of circumstances described in clause (a), (b) or (c) of Section 13.

5.10. Title; Security Documents.

(a) Each of the Company and, subject to Section 9.10, Bossa Nova Spirit (as of the First Funding Date) and Sertanejo Spirit (as of the Second Funding Date) has good, valid and marketable title to all of the Property purported to be owned by it, free and clear of all Liens, other than Permitted Liens, and holds such title and all of such Property in its own name and not in the name of any nominee or other Person. Neither the Company nor either ShipCo has created or is contractually bound to create any Lien on or with respect to any of its assets, Properties, rights or revenues, except for Permitted Liens, and, except under the Transaction Documents to which each is a party, neither the Company nor either ShipCo is restricted by contract, Law or otherwise from creating Liens on any of its Properties.

(b) Subject to Section 9.10, the provisions of the Applicable Security Documents to which the Company or either ShipCo is a party delivered or to be delivered prior to or at each Funding are, and each other Security Document to which the Company or either ShipCo is a party when delivered will be, effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on or in all of the Collateral intended to be covered thereby, each such Lien secures all of the Secured Obligations, and all necessary recordings and filings have been (or, in the case of such other Security Documents, the Offshore Assignments of Insurance and Insurance Proceeds, Deeds of Covenants and the Mortgages, will be) made in all necessary public offices and all other necessary and appropriate action has been (or, in the case of such other Security Documents, the Offshore Assignments of Insurance and Insurance Proceeds, Deeds of Covenants and the Mortgages, will be) taken so that the Liens created by each such Security Document constitute perfected Liens on or in the Collateral intended to be covered thereby, prior and superior to all other Liens (other than Permitted Liens). No mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent or in respect of Permitted Liens.

5.11. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 40 other Institutional Investors

(including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

5.12. Compliance with ERISA.

(a) None of the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any Plan.

(b) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(b) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Appendix-A of the Memorandum. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.14. Existing Indebtedness; Future Liens.

(a) Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and each ShipCo as of the date of this Agreement (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guarantee thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or such ShipCo. Neither the Company nor either ShipCo is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such ShipCo and no event or condition exists with respect to any Indebtedness of the Company or either ShipCo that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Neither the Company nor either ShipCo has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c) Neither the Company nor either ShipCo is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such ShipCo, any agreement relating thereto or any other agreement (including, but not limited to, its Organizational Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or such ShipCo, or the granting of Liens on any Property of the Company or such ShipCo, except as specifically indicated in Schedule 5.14.

5.15. Foreign Assets Control Regulations, Etc.

(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (or any similar publicly available list maintained by, or any sanctions designation made by, the U.S. Department of State or any other U.S. Governmental Authority) (a “Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (A) any Listed Person or (B) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act and the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or the Iran Threat Reduction Act and Syria Human Rights Act of 2012 or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). As of the date of each Funding, neither the Company nor any Controlled Entity has been notified by OFAC, the U.S. Department of State or any other U.S. Governmental Authority that it may in the future become a Listed Person.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of any Anti-Money Laundering Laws or U.S. Economic Sanctions, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable Law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (i) Neither the Company nor any Controlled Entity (A) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable Law or regulation, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (B) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Corruption Laws, (C) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (D) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii) to the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (A) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty in violation of applicable Law or regulation, (B) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (C) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of applicable Law or regulation or which would cause any holder to be in violation of any Law or regulation applicable to such holder; and

(iii) no part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage in violation of applicable Law or regulation. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable Law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Anti-Corruption Laws.

5.16. Status under Certain Statutes.

Neither the Company nor either ShipCo is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.17. Environmental Matters.

(a) Neither the Company nor either ShipCo has any knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against the Company, either ShipCo or any of their real Properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor either ShipCo has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real Properties or other assets now or formerly owned, leased or operated by any of them or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor either ShipCo has stored any Hazardous Materials on real Properties now or formerly owned, leased or operated by any of them nor disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d) All buildings on all real Properties, and all other assets, now owned, leased or operated by the Company or either ShipCo are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.18. Ranking of Obligations.

(a) The Company’s payment obligations under this Agreement, the Notes and the other Financing Documents to which the Company is a party will (subject to Section 9.10), upon issuance of the Notes, rank at least pari passu with all unsubordinated Indebtedness of the Company, with the exception of any obligations which are mandatorily preferred by Law and not by contract.

(b) Each Subsidiary Guarantor’s payment obligations under the Guarantee and Security Agreement will (subject to Section 9.10), upon issuance of the Notes, rank at least pari passu with all unsubordinated Indebtedness of such Subsidiary Guarantor, with the exception of any obligations which are mandatorily preferred by Law and not by contract.

5.19. Intellectual Property.

(a) Each of the Company and each ShipCo owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) To the best knowledge of the Company, no product of the Company or either ShipCo infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or either ShipCo with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or the ShipCos.

5.20. Project Documents.

(a) Except for contracts, agreements, side letters, leases, powers of attorney, resolutions or other instruments or documents relating to services, materials or rights that can reasonably be expected to be available on commercially reasonable terms at the time required, the Applicable Project Documents and the Shipbuilding Contracts constitute all contracts, agreements, side letters, leases, powers of attorney or other instruments or documents (other than, for the avoidance of doubt, documents related to Governmental Approvals) that are necessary for (i) the Project and (ii) the conduct of the business of the Company, the Applicable ShipCo and the Manager as contemplated by the Transaction Documents. Each Applicable Project Document and Shipbuilding Contract delivered or to be delivered pursuant to Section 4.2(i) to which the Company, the Applicable ShipCo or the Manager is a party has been duly authorized, executed and delivered by the Company, the Applicable ShipCo or the Manager (as the case may be), is in full force and effect and is binding upon and enforceable against the Company, the Applicable ShipCo or the Manager (as the case may be) in accordance with its respective terms. Each of the Company, the Applicable ShipCo, the Manager and, to the best of the Company’s knowledge, the Charterer and Samsung, is in compliance in all material respects with the terms and conditions of the Applicable Project Documents and Shipbuilding Contracts to which it is a party, and, to the best knowledge of the Company, no event has occurred that could reasonably be expected to (A) result in an event of default under, or a material breach of, any Applicable Project Document or Shipbuilding Contract, (B) result in the revocation, termination or adverse modification of any Applicable Project Document or Shipbuilding Contract or (C) adversely affect any material right of the Company, the Applicable ShipCo or the Manager under any Applicable Project Document or Shipbuilding Contract.

(b) All conditions precedent to the obligations of the respective parties under the Project Documents and the Shipbuilding Contracts have been satisfied or waived in writing, except for such conditions precedent which by their terms cannot be (and are not required to be) met until a later stage in the construction, mobilization or operation of the Vessels, and the Company has no reason to believe that any such conditions precedent cannot be satisfied or waived at or prior to the time when such conditions are required to be met pursuant to the applicable Project Documents or Shipbuilding Contracts.

5.21. Immunity.

Each of the Company and each ShipCo is subject to civil and commercial Law with respect to its respective obligations under the Transaction Documents to which it is a party, and the execution, delivery and performance of the Transaction Documents by the Company and the ShipCos constitute private and commercial acts rather than public or governmental acts. Neither the Company, the ShipCos, nor any of their respective Properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to the obligations of the Company and the ShipCos under the Transaction Documents.

5.22. Transactions with Affiliates.

Other than as expressly contemplated in the Transaction Documents, neither the Company nor either ShipCo is engaged in or subject to any agreement (other than the Transaction Documents to which any Affiliate of the Company is a party) to engage in any transactions with any Affiliate of the Company.

5.23. Single-Purpose Entity.

Neither the Company nor either ShipCo has engaged in any business other than the development, construction and operation of the Vessels and activities ancillary thereto and activities expressly contemplated in the Transaction Documents.

6. REPRESENTATIONS OF THE PURCHASERS.

6.1. Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their Property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law, and that the Company is not required to register the Notes.

6.2. Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor any person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7. INFORMATION AS TO COMPANY.

7.1. Financial and Business Information.

The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a) Interim Statements — promptly after the same are available, and in any event within 90 days after the end of each semi-annual fiscal period in each fiscal year of the Company, duplicate copies of:

(i) a consolidated balance sheet of the Company and the ShipCos as at the end of such period, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the ShipCos, for such period,

setting forth in each case in comparative form the figures for the corresponding period in the previous fiscal year, all in reasonable detail, prepared in accordance with applicable Accounting Principles applicable to interim financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — promptly after the same are available, and in any event within 180 days after the end of each fiscal year of the Company or the Charterer, as applicable, duplicate copies of:

(i) a consolidated balance sheet of the Company and the ShipCos and, solely to the extent available to the Company, a consolidated balance sheet of the Charterer each as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the ShipCos and, solely to the extent available to the Company, consolidated statements of income, changes in shareholders’ equity and cash flows of the Charterer each for such year, setting forth, in the case of the Company and the Shipcos, in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with applicable Accounting Principles, and accompanied by a statutory report thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such statutory report is based) of an auditor of recognized international standing, which statutory report shall state that such financial statements present fairly, in all material respects, the financial position of the Company and the ShipCos and their results of operations and cash flows and have been prepared in conformity with applicable Accounting Principles, and that the examination of such auditor in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such statutory report in the circumstances;

(c) Notice of Default or Event of Default — promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(d) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company, either ShipCo, the Sponsor or the Manager from any Governmental Authority relating to any Law that could reasonably be expected to have a Material Adverse Effect;

(e) Transaction Documents — promptly after a Responsible Officer becoming aware of any occurrence which might adversely affect the Company’s, either ShipCo’s, the Sponsor’s or the Manager’s ability to perform its obligations under any Transaction Document to which it is a party, including, without limitation, any nonpayment or partial payment only of any payment of Hire by the Charterer within the timeframe contemplated by either Charter Agreement, a written notice setting forth the nature thereof and the action, if any, that the Company, such ShipCo, the Sponsor or the Manager proposes to take with respect thereto;

(f) Hazardous Materials — promptly after a Responsible Officer becoming aware of (i) the deposit or disposal by or from either Vessel of any Hazardous Materials or (ii) any storage, treatment, importation, exportation, transportation, processing, manufacture, usage, collection, sorting or production of any Hazardous Materials which in each case is carried out in circumstances which could reasonably be expected to result in an Environmental Claim against the Company, either ShipCo or either Vessel, a written notice setting forth the nature thereof and the action, if any, that the Company proposes to take with respect thereto;

(g) Debt Service Coverage Ratio — on or prior to each Distribution Date, a calculation of the Debt Service Coverage Ratio, certified by a Senior Financial Officer of the Company, together with supporting data in reasonable detail;

(h) Disputes and Litigation — promptly after a Responsible Officer becoming aware of the commencement of any litigation, arbitration or administrative proceedings or any such threatened proceedings against (i) the Company, either ShipCo or the Manager in respect of the Project, the Project Documents or the Shipbuilding Contracts and involving any amounts in excess of $10,000,000, or (ii) the Sponsor in respect of the Project or the Project Documents, if such litigation, arbitration or proceedings could reasonably be expected to have a Material Adverse Effect, a written notice setting forth the nature thereof and the action, if any, that the Company proposes to take with respect thereto;

(i) Master Maintenance Plan and Operating Budget — (i) (A) on or prior to November 15, 2013, a copy of a master maintenance plan and budget for the Vessels (the “Master Maintenance Plan”), showing planned Dry Docking/Survey Costs (if any) for 2014 and projected Dry Docking/Survey Costs for each subsequent year through the Final Maturity Date, which Master Maintenance Plan shall include a schedule setting forth the projected semi-annual funding of the Dry Docking Reserve Account in order to meet the Dry Docking Reserve Required Balance for each Dry Docking Year included in the Master Maintenance Plan (the “Dry Docking Schedule”); and (B) on or prior to November 15 of each year thereafter, a notice describing in reasonable detail material variances (if any) from the Master Maintenance Plan delivered for the immediately preceding year, together with a revised Master Maintenance Plan updated for such variances and an updated Dry Docking Schedule; and (ii) (A) on or prior to November 15, 2013, a copy of the initial Operating Budget; and (B) on or prior to November 15 of each year thereafter, a notice describing in reasonable detail material variances (if any) from the Operating Budget delivered for the immediately preceding year, together with the Operating Budget for the next succeeding year;

(j) On-hire and Off-hire Days — promptly after the same are available, and in any event within 120 days after the end of each fiscal year of the Company, information on the number of on- hire and off-hire days for the Vessels during the preceding fiscal year, with explanations therefor and such information in respect of Charterer as the Collateral Agent may reasonably require; and

(k) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or Properties of the Company and the ShipCos or relating to the ability of the Company or either ShipCo to perform its obligations hereunder and under the other Transaction Documents to which the Company or either ShipCo, as the case may be, is a party as from time to time may be reasonably requested by any such Purchaser or holder of a Note, including information readily available to the Company explaining the Company’s consolidated financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

7.2. Officer’s Certificate.

Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Company setting forth a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and each ShipCo from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or either ShipCo to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3. Visitation.

The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or holder and upon reasonable prior notice to the Company, to discuss the affairs, finances and accounts of the Company and the ShipCos with the Company’s or either ShipCo’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld and subject to any safety procedures/training requested by the Company) to visit the Vessels, all at such reasonable times and as often as may be reasonably requested in writing, provided that such Purchasers and holders shall use their commercially reasonable efforts to coordinate any such discussions or inspection, provided further that there shall be no more than two visits to each Vessel in any fiscal year; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company and subject to any safety procedures/training requested by the Company, to visit and inspect the Vessels, to examine all the Company’s and each ShipCo’s books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and each ShipCo), all at such times and as often as may be requested, provided that such Purchasers and holders shall use their commercially reasonable efforts to coordinate any such activities so as to the minimize the cost to the Company thereof.

7.4. Limitation on Disclosure Obligation.

The Company shall not be required to disclose the following information pursuant to Section 7.1(k) or 7.3:

(a) information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable Law without making public disclosure thereof; or

(b) information that, notwithstanding the confidentiality requirements of Section 21, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information.

8. PAYMENT AND PREPAYMENT OF THE NOTES.

8.1. Required Prepayments; Final Maturity Date; Interest.

(a) The Notes will be subject to mandatory prepayment in an amount equal to the Applicable Percentage of the aggregate principal amount of the Notes then outstanding at a prepayment price equal to (i) the principal amount of the Notes being prepaid plus (ii) accrued but unpaid interest on such Notes, if any, plus (iii) accrued Additional Payments, if any, thereon, up to but excluding the prepayment date but without payment of any Make-Whole Amount or any other premium, following (x) a Total Loss (other than a Compulsory Acquisition) in respect of either or both Vessels or (y) the expiration of the 90 day period immediately following a Compulsory Acquisition in respect of either or both Vessels (or such longer period not to exceed 180 days during which the Company is diligently pursuing release of such Vessels(s) and has notified the holders of the Notes of such efforts, provided that it is reasonable to expect that such Vessel(s) will be released during such period) in the event that such Vessel has not been released at such time.

(b) (i) The Company shall make an offer to prepay the Notes (x) in whole or in part, on a pro rata basis, in the case of Section 8.1(b)(i)(A) and (if the Applicable Percentage is less than 100%) Sections 8.1(b)(i)(B) and 8.1(b)(i)(C), and (y) in whole, in the case of Sections 8.1(b)(i)(B) and 8.1(b)(i)(C) (if the Applicable Percentage is equal to 100%), in each case, at a prepayment price equal to the principal amount of the Notes being prepaid plus accrued but unpaid interest, if any, plus any accrued Additional Payments, if any, thereon, up to but excluding the prepayment date but without payment of any Make-Whole Amount or any other premium, as follows:

(A) with, and to the extent of, the Net Available Amount of any Loss Proceeds received by the Company or either ShipCo on behalf of the Company as a result of any individual Event of Loss solely to the extent that (x) the

Company (or the relevant ShipCo) does not commence to repair, restore, rebuild or replace the affected Property within 180 days after such Event of Loss and (y) such Loss Proceeds exceed $5,000,000 per Vessel. If the Company (or the relevant ShipCo) does not commence to repair, restore, rebuild or replace the affected Property within 180 days after the relevant Event of Loss as set forth in the immediately preceding sentence, then the Company shall, within five Business Days after the end of such 180-day period, furnish to each holder of a Note written notice of its offer to prepay the relevant amount of the Notes, which notice shall specify a prepayment date which shall be a Business Day not less than 30 days and not more than 90 days from the date on which such notice is delivered;

(B) in the event that any Project Document (x) is terminated for any reason other than a breach by the Company or the relevant ShipCo or an expiration in accordance with its terms, (y) ceases to be valid and binding or (z) is declared to be null and void by a Governmental Authority, the Company shall, within 30

Business Days of such termination, furnish to each holder of a Note a written notice of its offer to prepay the Applicable Percentage of the Notes, which notice shall specify a prepayment date which shall be a Business Day not less than 30 days and not more than 90 days from the date on which such notice is delivered, provided that no such prepayment shall be required if (x) the Company replaces the relevant Project Document within 90 days after such termination (or such longer period not to exceed 180 days during which the Company is diligently pursuing replacement and has notified the holders of the Notes of such efforts) with a new agreement on terms not materially less favorable with or among the same parties or a Replacement Project Participant and (y) a Ratings Affirmation has been obtained; or

(C) in the event that a Vessel has not been delivered to and accepted by the Charterer by the date that is 90 days (or such longer period not to exceed 180 days during which the Company is diligently pursuing replacement of the relevant Charter Agreement or is in discussions with the Charterer to amend the relevant Charter Agreement and in each case has notified the holders of the Notes of such efforts) after the expiry of the Bossa Nova Delivery Window or the Sertanejo Delivery Window, as the case may be, the Company shall, within five Business Days after such date, furnish to each holder of a Note a written notice of its offer to prepay the Applicable Percentage of the Notes, which notice shall specify a prepayment date which shall be a Business Day not less than 30 days and not more than 90 days from the date on which such notice is delivered.

(ii) The Company shall make an offer to prepay the Notes in whole or in part (if the Applicable Percentage is less than 100%) at a prepayment price equal to the principal amount of the Notes being prepaid plus accrued but unpaid interest, if any, plus any accrued Additional Payments, if any, thereon, up to but excluding the prepayment date, plus the Make-Whole Amount, as follows:

(A) no more than five Business Days following the occurrence of an Abandonment of either or both Vessels by the relevant ShipCo(s), the Company shall furnish to each holder of a Note a written notice of its offer to prepay the Applicable Percentage of the Notes, which notice shall specify a prepayment date that shall be a Business Day not less than 30 days and not more than 90 days from the date on which such notice is delivered and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date; or

(B) in the event that any Project Document is terminated due to a breach by the Company or by the ShipCo party thereto, the Company shall, within 30 Business Days of such termination, furnish to each holder of a Note a written notice of its offer to prepay the Applicable Percentage of the Notes, which notice shall specify a prepayment date which shall be a Business Day not less than 30 days and not more than 90 days from the date on which such notice is delivered and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation, provided that no such prepayment shall be required if the Company replaces such Project Document within 90 days after such termination (or such longer period not to exceed 180 days during which the Company is diligently pursuing replacement and has notified the holders of the Notes of such efforts) with a new agreement on terms not materially less favorable with or among the same parties or a Replacement Project Participant, and a Ratings Affirmation has been obtained. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Failure by any holder of Notes to notify the Company of its acceptance or rejection of any prepayment offer delivered pursuant to any clause of this paragraph (b) within 30 days of such offer shall be deemed to constitute rejection by such holder of such prepayment offer.

(c) As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Final Maturity Date.

(d) Commencing on the Semi-annual Payment Date occurring on June 30, 2014, and on each Semi-annual Payment Date thereafter, the Company shall pay to each holder of Notes entitled thereto its respective portion of the aggregate principal amount of the outstanding Notes in accordance with the amortization schedule set forth on Schedule 8.1 hereto (or such lesser principal amount as shall then be outstanding) at par and without payment of any Make-Whole Amount or any other premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.1, 8.2 or 8.3, or in the case of a prepayment offer which is not accepted by all holders of the then outstanding Notes, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment.

(e) From and after the date on which (i) 50% of the Notes are prepaid as contemplated by Sections 8.1(a), 8.1(b)(i)(B), 8.1(b)(i)(C) and 8.1(b)(ii), (ii) the Purchasers have been relieved of their obligations in relation to the Second Funding, or (iii) a Permitted Transfer has occurred (A) the ShipCo and the Vessel that gave rise to the events or circumstances triggering such prepayment or transfer (the “Affected ShipCo” and the “Affected Vessel,” respectively) shall be deemed to no longer be a ShipCo or a Vessel under the Financing Documents, (B) the Affected ShipCo and the Affected Vessel shall be deemed to no longer be part of the Collateral, (C) the Project Documents of the Affected ShipCo shall be deemed to no longer be Project Documents under the Financing Documents, and (D) any covenants applicable to the Affected ShipCo and the Affected Vessel immediately prior to the events or circumstances triggering such prepayment shall be deemed to not apply thereafter. Without limiting the foregoing, in connection with any such prepayment, the Collateral Agent, at the expense of the Company, agrees to execute and deliver any lien releases, guarantee releases, pay-off letters, discharges, UCC termination statements or other similar instruments or documents to give effect to the foregoing.

(f) Interest will accrue and be payable on each Note in the amounts and at the times specified in the first paragraph thereof; provided that, (i) if a Delayed Second Funding Event shall have occurred, interest shall instead accrue and be payable on each Series B Note at a rate per annum that is equal to (A) 4.96% plus (B) the Delayed Second Funding Applicable Coupon Bump in effect for the relevant calendar month in which the Second Funding Date occurs, (ii) if the Company shall have prepaid the Series A Notes on or prior to the Second Funding Date interest shall accrue and be payable on each Series B Note at a rate per annum that is equal to 5.01%, and (iii) if the Company shall have prepaid the Series A Notes on or prior to the Second Funding Date and a Delayed Second Funding Event shall have occurred, interest shall accrue and be payable on each Series B Note at a rate per annum that is equal to 5.01% plus the Delayed Second Funding Series B Applicable Coupon Bump in effect for the relevant calendar month in which the Second Funding Date occurs.

8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part (in an amount not less than 5% of the Notes then outstanding) of, the Notes then outstanding, at 100% of the principal amount so prepaid, plus any accrued interest and Additional Payments (if any) thereon payable through the prepayment date and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes irrevocable written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer of the Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two

Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Company specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3. Prepayment for Tax Reasons.

If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 90 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment and without payment of any Make-Whole Amount or any other premium, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid.

No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

The Company may not offer to pay or prepay Notes pursuant to this Section 8.3 (a) if a Default or Event of Default then exists, (b) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (c) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company (other than actions required to be taken under applicable Law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

For purposes of this Section 8: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any Law of the Marshall Islands after the First Funding Date, or an amendment to, or change in, an official interpretation or application of such Law after the First Funding Date, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the First Funding Date, an amendment to, or change in, any Law of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such Law, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless (A) the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes and (B) the Company provides the relevant Tax Prepayment Notice within 180 days of the date that the Company first becomes aware of the event giving rise to such Change in Tax Law.

8.4. Prepayment Upon Change of Control.

Within five Business Days after a Responsible Officer becomes aware of the consummation of a Change of Control, the Company shall give written notice of such fact to each holder of Notes, which notice shall (i) describe the facts and circumstances of the Change of Control in reasonable detail, (ii) refer to this Section 8.4, (iii) contain an offer by the Company to prepay the Notes (in whole or in part) at 100% of the principal amount then outstanding together with accrued and unpaid interest thereon, if any, up to but excluding the prepayment date, plus any accrued Additional Payments, but without payment of any Make-Whole Amount or any other premium, (iv) specify a prepayment date which date shall be a Business Day not more than 90 days and not less than 45 days after such notice is given and (v) request such holder of Notes to notify the Company in writing by a stated date, which date shall not be less than 30 days after such holder’s receipt of the notice, of its acceptance or rejection of such prepayment offer. Failure by any holder of Notes to notify the Company of its acceptance or rejection of such prepayment offer shall be deemed to constitute rejection by such holder of such prepayment offer.

As used in this Section 8.4, “Change of Control” means, at any time, the Sponsor shall cease to own, directly or indirectly, more than 50% of the voting class of the share capital of the Company, provided that a Change of Control shall be deemed not to have occurred if a Ratings Affirmation has been obtained.

8.5. Allocation of Partial Prepayments.

In the case of any partial prepayment of the Notes pursuant to Section 8.1 or 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.6. Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date, plus any accrued Additional Payments (if any) thereon and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and any accrued Additional Payment (if any) thereon or Make-Whole Amount, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.7. Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.8. Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1 or 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields report for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (i) closest to and greater than such Remaining Average Life and (ii) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields Reported, for the latest day for which such yields have been so Reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (A) the U.S. Treasury constant maturity so Reported with the term closest to and greater than such Remaining Average Life and (B) the U.S. Treasury constant maturity so Reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years, computed on the basis of a 360-day year composed of 12 30-day months, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1, 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9. AFFIRMATIVE COVENANTS.

The Company covenants that, for so long as any of the Notes are outstanding:

9.1. Compliance with Laws.

Without limiting Section 10.3, the Company will, and will cause Bossa Nova Spirit (as of and following the First Funding Date) and Sertanejo Spirit (as of and following the Second Funding Date) and, to the extent that the Manager is an affiliate of the Company, the Manager to, conduct its business and cause the Vessels to be duly operated in compliance with all applicable requirements of Law, including, without limitation, all relevant Governmental Approvals, Environmental Laws, the USA PATRIOT Act, the International Safety Management Code and the International Ship and Port Facility Security Code, except where any failure to comply could not reasonably be expected to result in a Material Adverse Effect, and except that the Company may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such requirement of Law, so long as (a) none of the holders of the Notes could be subject to any civil or criminal liability for failure to comply therewith and (b) the result of such proceedings could not reasonably be expected to have a Material Adverse Effect.

9.2. Insurance.

(a) Insurance Requirements. The Company shall cause Bossa Nova Spirit (as of and following the Bossa Nova Delivery Date) and Sertanejo Spirit (as of and following the Sertanejo Delivery Date) to, maintain or cause to be maintained in full force and effect at all times (unless otherwise specified in Schedule 9.2) insurance coverages for the Vessels meeting the requirements set forth in Schedule 9.2, with reputable insurance companies with a rating by S&P of “A-” or higher, with limits, coverage, endorsements and other provisions sufficient to satisfy the requirements set forth in Schedule 9.2 naming (i) the Company and its officers and employees as named insureds, (ii) the relevant ShipCo and its officers and employees as named insureds, (iii) the Collateral Agent for the benefit of the Secured Parties as additional named assured for its rights and interests, with no operational interest in the relevant Vessel required, and without the Collateral Agent or any other Secured Party thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance and (iv) the Collateral Agent for the benefit of the Secured Parties as assignee and loss payee (other than its liability insurance coverage) with such directions for payment as the Collateral Agent may specify acting in accordance with the Accounts Agreement.

(b) Waiver of Subrogation. Without prejudice to the Company’s rights under the Accounts Agreement and the other Financing Documents, the Company hereby waives (on its own behalf and on behalf of the ShipCos) any and every claim for recovery from any Secured Party for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment to, or the exercise of rights of subrogation by, an insurance company (or other Person) in respect of any such claim to the extent of such recovery, the Company shall, or shall cause the ShipCos to, give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(c) Amendment of Requirements. Neither the Company nor the ShipCos shall make, or agree to, any Material alteration to the terms of any insurance, nor waive any Material right relating to any insurance effected by it, as required by this Section 9.2 without prior written notice to the Secured Parties and the prior written consent of the Required Holders.

(d) Additional Provisions.

(i) Loss Notification: The Company shall promptly notify the Collateral Agent of any Event of Loss likely to give rise to a claim in excess of $5,000,000 for any one claim or for any claims in the aggregate in any calendar year in respect of any of the policies required by this Section 9.2.

(ii) Loss Adjustment and Settlement: Losses in respect of any of the policies required by this Section 9.2 shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Company or the relevant ShipCo, subject to the approval of the Required Holders if such loss is in excess of $5,000,000. In addition, the Company or the relevant ShipCo may (in the Company’s reasonable judgment) consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $5,000,000 or there has occurred a Default or Event of Default which is continuing, the terms of such settlement are approved by the Required Holders.

(iii) Miscellaneous Policy Provisions: The marine cargo and property damage (including machinery) insurance policies effected pursuant to this Section 9.2 shall not include any annual or term aggregate limits of liability or clause requiring the payment of an additional premium to reinstate the limits after loss except as regards the insurance applicable to the perils of flood, earth movement, sabotage and terrorism.

(iv) Policy Language: All policies of insurance required to be maintained pursuant to this Section 9.2 shall be issued in English, with a clause in such policies stating that the English language version will prevail over any other version should any dispute arise regarding policy language.

(v) No Set-Off: The Company shall, or shall cause the ShipCos to, procure that the insurance policies effected by it shall provide that all payments by or on behalf of the insurers under the insurances to the Collateral Agent shall be made without set-off howsoever described.

(e) Evidence of Insurance. On or prior to the Bossa Nova Delivery Date (with respect to Bossa Nova Spirit) or the Sertanejo Delivery Date (with respect to Sertanejo Spirit) and thereafter upon the request of the Collateral Agent, the Company shall furnish the Collateral Agent with a schedule of the insurance policies held by or for the benefit of the Company and/or the relevant ShipCo, and required to be in force by the provisions of this Section 9.2, which schedule shall include the name of the insurance company, policy number, type of insurance, major limits of liability and expiration date of the insurance policies. Upon request, the Company will promptly furnish the Collateral Agent with copies of all insurance policies, binders, cover notes and certificates of entry (in the case of protection and indemnity insurance and/or war risks insurance) or other evidence of such insurance relating to the insurance required to be maintained hereunder.

(f) Broker’s Letter of Undertaking. Promptly (but in any event not later than 30 days) after the issuance, modification or renewal of any insurance policies required to be effected by the

Company under this Section 9.2, the Company shall furnish the Collateral Agent with letters of undertaking, complete with a fleet lien waiver clause if applicable and commercially available, from the relevant insurance broker with regard to such insurance policies and, in respect of the protection and indemnity entry, a letter of undertaking in a standard format issued by protection and indemnity clubs that are members of the International Group of P&I Clubs.

(g) Failure to Maintain Insurance. In the event the Company fails to take out or maintain, or fails to cause the ShipCos to take out and maintain, the full insurance coverage required to be effected by the Company by this Section 9.2, the Required Holders, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Company of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same (in each case, through the Collateral Agent). All amounts so advanced therefor by the Collateral Agent (including any broking fees) shall become an additional Secured Obligation of the Company, and the Company shall forthwith pay such amounts to the Collateral Agent, together with interest thereon at the Default Rate from the date so advanced until fully paid.

(h) Secured Parties not Responsible for Representations by Company and ShipCos. No Secured Party shall be responsible for any representations or warranties made by or on behalf of the Company or the ShipCos to any insurance company or underwriter. Any failure on the part of any Secured Party to pursue or obtain the evidence of insurance required by this Agreement and/or failure of any Secured Party to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Agreement.

(i) Deposits to the Proceeds Account. In the event that the Company, either ShipCo or the Collateral Agent receives any Loss Proceeds in respect of any Event of Loss, the Net Available Amount shall be deposited in accordance with the Accounts Agreement in the Proceeds Account.

(j) Restoration.

(i) Any Loss Proceeds to be made available to the Company from the Proceeds Account to rebuild, repair, restore or replace the affected Property following any Event of Loss shall be remitted to the Company by the Accounts Bank in the event that the Net Available Amount is less than $5,000,000, provided that the Company shall have no obligation to rebuild, repair, restore or replace the affected Property in the event that the Net Available Amount is less than $5,000,000, provided further that, if the Company elects not to apply (or not to cause the relevant ShipCo to apply) such Loss Proceeds to rebuild, repair, restore or replace the affected Property, such amounts may be transferred to the Distribution Account in accordance with the Accounts Agreement.

(ii) Any Loss Proceeds to be made available to the Company or the relevant ShipCo from the Proceeds Account to rebuild, repair, restore or replace the affected Property following any Event of Loss shall be remitted to the Company or the relevant ShipCo by the Accounts Bank in the event that the Net Available Amount is equal to or greater than $5,000,000 if (A) the Company shall have submitted a plan for such activities as soon as commercially practicable, but in no event more than 60 days after the occurrence of such Event of Loss and (B) the Independent Engineer shall have delivered a certificate to the Collateral Agent to the effect that the Company plan is prudent and sound and the Net Available Amount deposited in the Proceeds Account is sufficient (together with all other monies reasonably expected to be available to the Company), in the reasonable opinion of the Independent Engineer, for such activities. Net Available Amounts equal to or greater than $5,000,000 made available to the Company or the relevant ShipCo to rebuild, repair, restore or replace the affected Property following an Event of Loss shall only be utilized for such activities and, if not so utilized within 180 days after the Event of Loss, shall be applied to the prepayment of the Notes, as set forth in Section 8.1(b)(i).

9.3. Project Operation.

The Company will, and will cause Bossa Nova Spirit (as of and following the First Funding Date and with respect to the Bossa Nova Spirit Vessel) and Sertanejo Spirit (as of and following the Second Funding Date and with respect to the Sertanejo Spirit Vessel) to:

(a) operate, maintain and preserve each Vessel and all of their other Properties necessary or useful in the proper conduct of its business in good working order and in such condition that each Vessel will have the capacity and functional ability to (i) perform, on a continuing basis (ordinary wear and tear excepted), in normal commercial operation, the functions for which it was specifically designed in accordance with the relevant Project Documents and Shipbuilding Contract at substantially the levels contemplated thereby and (ii) maintain the classification contemplated by Section 9.10(d) or with such other classification society that is acceptable to the Collateral Agent (acting reasonably and upon the recommendation of the Independent Engineer);

(b) maintain all permits and certificates required for the operation of each Vessel;

(c) to the extent that the Manager is an Affiliate of the Company, cause the Manager to undertake to operate, service, maintain and repair each Vessel so that the condition and operating efficiency thereof will be maintained and preserved (ordinary wear and tear excepted) in all material respects in accordance and compliance with (i) Good Utility Practices, (ii) such operating standards as shall be required to enforce any material warranty claims against dealers, manufacturers, vendors, contractors, and sub-contractors, (iii) the terms and conditions of all insurance policies maintained with respect to each Vessel at any time and (iv) the terms and conditions of the relevant Project Documents;

(d) take such steps as are reasonably practicable to ensure that each Vessel and its constituent parts will be safe and without risk to health, safety or the environment when properly used;

(e) cause the management of each Vessel to be carried out at all times by the Manager (including an Affiliate of Teekay or a Replacement Project Participant as specified in the definition of “Manager”);

(f) promptly pay any tolls, dues, premia, fees and other outgoings whatsoever in respect of the Vessels and the insurance policies required by it to be maintained hereunder; and

(g) promptly deliver to the Collateral Agent any notices of default under the relevant Charter Agreement.

9.4. Payment of Taxes and Claims.

The Company will, and will cause each ShipCo to, file all Tax returns required to be filed in any jurisdiction and pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes, or governmental charges imposed on them or any of their Properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on Properties or assets of the Company or such ShipCo, provided that neither the Company nor the ShipCos need pay any such Tax or charge if (a) the amount, applicability or validity thereof is contested by the Company or the relevant ShipCo on a timely basis in good faith and in appropriate proceedings, and the Company or the relevant ShipCo has established adequate reserves therefor in accordance with applicable Accounting Principles on the books of the Company or (b) the nonpayment of all such Taxes or charges in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5. Corporate Existence, Etc.

(a) Subject to Section 10.2, the Company will at all times:

(i) preserve and maintain its legal existence as a limited liability company under the applicable Laws of the Marshall Islands and all of its material licenses, rights, privileges and franchises necessary for the maintenance of its legal existence;

(ii) comply, in all material respects, with its Organizational Documents; and

(iii) engage solely in the business of owning the ShipCos and (directly or indirectly) constructing, owning, operating and maintaining the Vessels and activities ancillary thereto and any other activity expressly contemplated by the Transaction Documents.

(b) Subject to Section 10.2, the Company will cause each ShipCo to at all times:

(i) preserve and maintain such ShipCo’s legal existence as a limited liability company under the applicable Laws of the Marshall Islands and all of such ShipCo’s material licenses, rights, privileges and franchises necessary for the maintenance of such ShipCo’s legal existence;

(ii) comply, in all material respects, with such ShipCo’s Organizational Documents; and

(iii) engage solely in the business of constructing, owning, operating and maintaining the relevant Vessel and activities ancillary thereto and any other activity expressly contemplated by the Transaction Documents.

(c) The Company will cause the Manager (to the extent that the Manager is an Affiliate of the Company) to (i) preserve and maintain its existence; (ii) comply, in all material respects, with its Organizational Documents; and (iii) engage only in such businesses and activities as are permitted by its Organizational Documents or as are conducted by the Manager as of the date hereof.

9.6. Books and Records.

The Company will, and will cause each ShipCo and the Manager (to the extent that the Manager is an Affiliate of the Company) to, maintain proper books of record and account in conformity with applicable Accounting Principles and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, the ShipCos or the Manager.

9.7. Priority of Obligations.

(a) The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all unsubordinated Indebtedness of the Company, with the exception of any obligations which are mandatorily preferred by Law and not by contract.

(b) The Company will cause each Subsidiary Guarantor to ensure that its payment obligations under the Guarantee and Security Agreement will at all times rank at least pari passu, without preference or priority, with all unsubordinated Indebtedness of such Subsidiary Guarantor, with the exception of any obligations which are mandatorily preferred by Law and not by contract.

9.8. Performance of Project Documents.

(a) The Company will, and will cause each ShipCo and, to the extent that the Manager is an Affiliate of the Company, the Manager to: (i) perform and observe, in all material respects, all of the covenants and agreements of the Company, such ShipCo or the Manager, as the case may be, contained in any of the Project Documents to which the Company, such ShipCo or the Manager, as the case may be, is or becomes a party; (ii) cause all relevant Project Participants to make all Dollar- denominated payments payable to the Company or the relevant ShipCo in accordance with the relevant Project Documents to the Accounts Bank for deposit in the appropriate Account in accordance with the Accounts Agreement and the applicable Consent Agreement; and (iii) enforce the rights of the Company, such Shipco or the Manager, as the case may be, under the relevant Project Documents, including all rights to collect all amounts thereunder.

(b) The Company will, and will cause each ShipCo to, with respect to the Manager (to the extent that the Manager is not an Affiliate of the Company), enforce the rights of the Company or such ShipCo, as the case may be, against the Manager to require performance by the Manager that would otherwise be required pursuant to the above clause (a) if the Manager were an Affiliate of the Company.

9.9. Rating of the Notes.

For so long as any Notes are outstanding, the Company will maintain a credit rating of the Notes then outstanding by at least one nationally recognized statistical rating organization.

9.10. Post-funding Deliverables.

(a) Mortgage Recordation.

(i) Promptly after the Bossa Nova Delivery Date, but not later than two (2) Business Days thereafter, the Company will record, or cause Bossa Nova Spirit to record, the Bossa Nova

Mortgage under the Laws of the Commonwealth of the Bahamas and deliver evidence of such recordation to the Purchasers and the Collateral Agent, together with legal opinions substantially in the forms of Exhibit 5-A and 5-B, dated on or around the date of such recordation, from Bahamian counsel and Marshall Islands counsel, respectively.

(ii) Promptly after the Sertanejo Delivery Date, but not later than two (2) Business Days thereafter, the Company will record, or cause Sertanejo Spirit to record, the Sertanejo Mortgage under the Laws of the Commonwealth of the Bahamas and deliver evidence of such recordation to the Purchasers and the Collateral Agent, together with legal opinions substantially in the forms of Exhibit 5-A and 5-B, dated on or around the date of such recordation, from Bahamian counsel and Marshall Islands counsel, respectively.

(b) Governmental Approvals.

(i) Promptly after the Bossa Nova Delivery Date, but not later than two (2) Business Days thereafter, each Purchaser shall receive an Officer’s Certificate of the Company certifying that it has received (either directly or via Bossa Nova Spirit) the Necessary Governmental Approvals listed in Part A of Schedule 5.7 that are required to be obtained on or before the Bossa Nova Delivery Date.

(i) Promptly after the Sertanejo Delivery Date, but not later than two (2) Business Days thereafter, each Purchaser shall receive an Officer’s Certificate of the Company certifying that it has received (either directly or via Sertanejo Spirit) the Necessary Governmental Approvals listed in Part B of Schedule 5.7 that are required to be obtained on or before the Sertanejo Delivery Date.

(c) Registration.

(i) Promptly after the Bossa Nova Delivery Date, but not later than two (2) Business Days thereafter, each Purchaser shall receive evidence that (i) any fees, taxes and expenses payable by the Company or Bossa Nova Spirit to the port of registry under the Laws and flag of the Flag State have been paid for the Bossa Nova Spirit Vessel, (ii) the Bossa Nova Spirit Vessel has been registered in the name of Bossa Nova Spirit through such port of registry under the Laws and flag of the Flag State and (iii) no Liens are registered against the Bossa Nova Spirit Vessel on such register, other than Permitted Liens.

(ii) Promptly after the Sertanejo Delivery Date, but not later than two (2) Business Days thereafter, each Purchaser shall receive evidence that (i) any fees, taxes and expenses payable by the Company or Sertanejo Spirit to the port of registry under the Laws and flag of the Flag State have been paid for the Sertanejo Spirit Vessel, (ii) the Sertanejo Spirit Vessel has been registered in the name of Sertanejo Spirit through such port of registry under the Laws and flag of the Flag State and (iii) no Liens are registered against the Sertanejo Spirit Vessel on such register, other than Permitted Liens.

(d) Classification.

(i) Promptly after the Bossa Nova Delivery Date, but not later than five (5) Business Days thereafter, each Purchaser shall receive evidence that the Bossa Nova Spirit Vessel is fully classified by Det Norske Veritas (“DNV”) according to its rules and regulations, together with a copy of the inspection report.

(i) Promptly after the Sertanejo Delivery Date, but not later than five (5) Business Days thereafter, each Purchaser shall receive evidence that the Sertanejo Spirit Vessel is fully classified by DNV according to its rules and regulations, together with a copy of the inspection report.

(e) Insurance.

(i) (A) On or before the Bossa Nova Delivery Date the Company will deliver to the Collateral Agent, for and on behalf of the Secured Parties, the fully executed Bossa Nova Offshore Assignment of Insurance and Insurance Proceeds, together with legal opinions, dated on or before the Bossa Nova Delivery Date, from (x) English counsel and (y) Marshall Islands counsel, in substantially the form of Exhibit 6, and (B) promptly after the Bossa Nova Delivery Date and not later than 30 days thereafter the Company will deliver to the Collateral Agent and each Purchaser certified copies of the insurance policies required by Section 9.2 for the Bossa Nova Spirit Vessel or certificates of insurance with respect thereto, together with a report from the Insurance Advisor regarding such policies and compliance with Section 9.2. For the purpose of determining compliance with sub-clause (i)(A)(x), the parties hereto acknowledge and agree that the form of legal opinion provided by English counsel on or prior to the First Funding Date is deemed to be satisfactory.

(ii) (A) On or before the Sertanejo Delivery Date the Company will deliver to the Collateral Agent, for and on behalf of the Secured Parties, the fully executed Sertanejo Offshore Assignment of Insurance and Insurance Proceeds, together with legal opinions, dated on or before the Sertanejo Delivery Date, from (x) English counsel and (y) Marshall Islands counsel, in substantially the form of Exhibit 6, and (B) promptly after the Sertanejo Delivery Date and not later than 30 days thereafter the Company will deliver to the Collateral Agent and each Purchaser certified copies of the insurance policies required by Section 9.2 for the Sertanejo Spirit Vessel or certificates of insurance with respect thereto, together with a report from the Insurance Advisor regarding such policies and compliance with Section 9.2. For the purpose of determining compliance with sub-clause (ii)(A)(x), the parties hereto acknowledge and agree that the form of legal opinion provided by English counsel on or prior to the First Funding Date is deemed to be satisfactory.

10. NEGATIVE COVENANTS.

The Company covenants that, for so long as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

The Company will not, and will not permit any ShipCo to, enter into directly or indirectly any transaction or group of related transactions (including, without limitation, the purchase, lease, sale or exchange of Properties of any kind or the rendering of any service) with any Affiliate, including the ShipCos and the Manager, except (i) in connection with any Equity Contributions or Subordinated Loans, (ii) for any Transaction Documents and except in the ordinary course and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate, or (iii) in connection with a Permitted Transfer.

10.2. Merger, Consolidation, Etc.

The Company will not, nor permit either ShipCo to, merge into or consolidate with any other Person, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, sub-let, transfer, part with possession or operational control or otherwise dispose of any assets or Property other than (a) the regular replacement of assets in the ordinary course of business; (b) Dispositions in respect of which (i) the Net Available Amount received by the Company, or either ShipCo, as a result of such Disposition is applied to make Capital Expenditures or to purchase replacement assets or (ii) the assets or Property the subject of such Disposition are otherwise determined by the Company or the relevant ShipCo (in the Company’s or such ShipCo’s reasonable opinion) to be obsolete or no longer used by or useful to the Company or the relevant ShipCo for the operation or maintenance of the Vessels, provided that (A) notice of any proposed Disposition having a value of more than $5,000,000 per asset pursuant to this clause (b) shall be given to the holders of the Notes at least ten days prior to the consummation thereof and (B) the Net Available Amount received by the Company or the relevant ShipCo from any Disposition shall be deposited in the Proceeds Account in accordance with the Accounts Agreement; (c) sales, transfers or other dispositions of Permitted Investments prior to the maturity thereof; (d) Distributions or other payments in accordance with the Financing Documents; (e) cash payments permitted under or contemplated by the Financing Documents; (f) as permitted under the Transaction Documents other than any Additional Project Documents, other than any contract(s) or agreement(s) entered into in substitution for any Project Document and on substantially the same terms; and (g) through a Permitted Transfer. The Company shall not, nor permit either ShipCo to, purchase or acquire any assets other than the purchase of (i) assets in the ordinary course of business reasonably required in connection with the operation of the Vessels and (ii) Permitted Investments.

10.3. Line of Business.

The Company will not, nor permit either ShipCo to:

(a) undertake or become involved in any business other than as contemplated in the Transaction Documents; or

(b) enter into any contract or agreement with any Person other than (i) as provided for in, or as permitted by, the Transaction Documents and arrangements entered into as a result thereof and each other document required to be executed and delivered by the Company and the ShipCos in accordance with the provisions hereof or thereof, including, without limitation, the issuance, sale, redemption, repurchase or defeasance of the Notes and activities incidentally related thereto, (ii) in connection with the conduct of the business of the Company and the ShipCos and activities incidentally related thereto or (iii) as required by applicable Law.

10.4. Liens.

The Company will not, nor permit either ShipCo to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Property of the Company or the ShipCos, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except for Permitted Liens.

10.5. Investments; Subsidiaries.

The Company will not (a) make or permit to remain outstanding any investments except for Permitted Investments, (b) establish, create or acquire any Subsidiary (other than the ShipCos) or (c) permit either ShipCo to establish, create or acquire any Subsidiary.

10.6. Indebtedness.

The Company will not, nor permit either ShipCo to, create, incur, suffer to exist or otherwise become liable for any Indebtedness except:

(a) Indebtedness arising under the Transaction Documents;

(b) any Subordinated Loans; or

(c) Indebtedness (other than Indebtedness for borrowed money) secured by a Permitted Lien.

10.7. Amendments to Organizational Documents.

The Company will not (a) amend, modify or change any terms or conditions of any of its Organizational Documents, nor (b) permit either ShipCo to amend, modify or change any terms or conditions of its Organizational Documents, in both cases other than those amendments, modifications or changes that would not reasonably be expected to have a Material Adverse Effect.

10.8. Project Operations.

The Company will not, nor permit Bossa Nova Spirit (as of and following the First Funding Date) or Sertanejo Spirit (as of and following the Second Funding Date) to:

(a) in any material respect, alter, remodel, add to, reconstruct, improve or demolish any part of the Vessels or any other Collateral, except as would not breach any of the relevant Project Documents or violate Good Utility Practices;

(b) change the Flag State of the Vessels other than with the prior consent of the Collateral Agent as directed by the Required Holders (which consent shall not be unreasonably withheld or delayed if the Charterer or the Company has requested the change);

(c) in the event of hostilities in any part of the world (whether war be declared or not), employ the Vessels or permit their employment in carrying any contraband goods, or enter or trade to or continue to trade in any zone which has been declared a war zone by any Governmental Authority or by the Vessels’ war risks insurers, unless the prior written consent of the Required Holders has been obtained and such special insurance coverage as the Required Holders may require shall have been effected; or

(d) remove any material part of the Vessels or item of equipment installed on the Vessels, unless the part or item so removed is replaced promptly by a suitable part or item which is in the same condition as or better condition than the part or item being replaced, is free from any Lien other than Permitted Liens and becomes, upon installation on the Vessels, (i) the property of the Company or the relevant ShipCo and (ii) subject to a security interest in favor of the Collateral Agent, but only in each case to the extent and on the same terms as the part or item being replaced.

10.9. Amendments to Project Documents.

The Company will not, nor permit either ShipCo to, without the prior approval of the Required Holders, other than Permitted Amendments, amend, vary, modify, supplement, restate, novate or replace or agree or consent to any amendment, variation, modification, supplement to or to any restatement, novation or replacement of, or grant any waiver or release under or in respect of:

(a) either Charter Agreement which would result in:

(i) a novation or substitution of another party for the relevant ShipCo as the “Owners” thereunder;

(ii) any amendment to:

(A) reduce the level and amount of Hire payable under such Charter Agreement;

(B) the method of calculation or timing of payment of the daily hire rate under such Charter Agreement;

(C) the intended use or operation of the relevant Vessel which would require material structural alteration to such Vessel, its equipment or systems or would otherwise affect the safety or structural integrity of such Vessel;

(D) the termination provisions of such Charter Agreement;

(E) the application of the force majeure provisions under such Charter Agreement;

(F) the term of such Charter Agreement, other than any extension of the term of such Charter Agreement; or

(G) the insurance requirements or the introduction of new insurance limits or requirements; or

(iii) a novation or substitution of another party for the Charterer as the Charterer thereunder, except (x) where such proposed substitute is an affiliate of the Charterer and the applicable Charter Guarantee Agreement remains in effect in respect of the proposed substitute’s obligations under the applicable Charter Agreement or (y) if such proposed substitute Charterer meets the requirements for a Replacement Project Participant; or

(b) the Management Agreements, which would result in any amendment to the termination provisions, the specifications or the intended use or operation of the Vessels which would require material structural alteration to the Vessels, their equipment or systems or would otherwise affect the safety or structural integrity of the Vessels.

10.10. Distributions.

The Company will not make any Distributions or make any payment of any management or other fees to any Affiliate of the Company, provided that the Company may make (i) the Sponsor Distribution (First Funding) on or promptly following the Bossa Nova Delivery Date and (ii) the Sponsor Distribution (Second Funding) on or promptly following the Sertanejo Delivery Date, provided further that Distributions or payments of management or other fees to any Affiliate of the Company or the Manager may be made at any time (i) to the extent provided for in any Transaction Document or (ii) from amounts on deposit in the Distribution Account. The Company agrees that it will not be entitled to the remittance of funds to the Distribution Account, and shall not request any such remittance unless such remittance is to be made on a Distribution Date in accordance with the Accounts Agreement and the following conditions are satisfied:

(a) the Company has made at least one payment of principal and interest in respect of the Notes;

(b) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Distribution;

(c) for any transfer during the initial twelve month period following the First Funding Date, the Debt Service Coverage Ratio in respect of the prior six month period is at least equal to 1.15:1.00 and, for any transfer during any other period, the Debt Service Coverage Ratio with respect to each of the prior two six-month periods is at least equal to 1.15:1.00;

(d) the Company shall have delivered a certificate of a Senior Financial Officer of the Company as required by Section 7.1(g), demonstrating that the Debt Service Coverage Ratio will be at least 1.15:1.00 for the next succeeding six-month period following such transfer;

(e) each of the Operating Reserve Account, the Debt Service Reserve Account and the Dry Docking Reserve Account is fully funded (by cash or, solely in the cases of the Operating Reserve Account and the Debt Service Reserve Account, by a letter of credit issued by an Acceptable Bank) up to the Operating Reserve Required Balance, the Debt Service Reserve Required Balance and the Dry Docking Reserve Required Balance, respectively;

(f) the Charterer has not exercised its right under either Charter Agreement to bareboat the relevant Vessel, unless the Required Holders (in consultation with the Independent Engineer) have confirmed to the Company that such option has taken place in a manner reasonably acceptable to the Required Holders;

(g) no Total Loss has occurred; and

(h) during the final two years of the term of the Notes, the (i) Company has obtained a commitment from one or more lenders, arrangers or other sources of funding to refinance and/or replace the Notes, and (ii) the Charter Agreements have been extended by the first of the five year extension options thereunder.

10.11. Accounts.

The Company will not, nor permit either ShipCo to, open or maintain any bank accounts other than those permitted by the Accounts Agreement.

10.12. Employees.

The Company will not, nor permit either ShipCo to, have any employees.

10.13. Terrorism Sanctions Regulations.

The Company will not, and will not permit any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly, have, or permit any Affiliate of the Company or any Controlled Entity to have, any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder of the Notes to be in violation of any Law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) engage, nor shall any Affiliate of the Company or any Controlled Entity engage, in any activity that could subject such Person or any holder of the Notes to sanctions under CISADA or any similar Law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

10.14. Sale and Leasebacks.

The Company will not, nor permit either ShipCo to, be a party to any Sale-and-Leaseback Transaction.

11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any (i) principal when the same becomes due and payable or (ii) Make-Whole Amount, interest or Additional Payments on any Note or any other amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable, in each case whether at maturity or at a date fixed for prepayment or by declaration or otherwise, provided that, notwithstanding the foregoing, (A) the Company shall be permitted to defer one payment of principal for one six-month period (x) during any period in which a Replacement Project Participant is being sought due to a breach by the Manager of its obligations under any Project Document to which it is a party and (y) on the Final Maturity Date, provided that (i) any deferral under sub-clause (x) may occur no more than once during the term of the Notes and (ii) any principal payment deferred beyond the Final Maturity Date shall accrue interest at the Default Rate, and (B) an Event of Default shall not be deemed to have occurred if the failure to pay is caused by an error or omission of an administrative or operational nature and funds were available to the Company to enable it to make payment when due, provided that such error or omission is remedied within three Business Days after the Company receives notice of such failure; or

(b) the Company defaults in the performance of or compliance with any term contained in (i) Section 7.1(c) or Section 10.2, 10.3 or 10.5(b) or (ii) Section 10 (other than those referred to in the preceding clause (i)), and in the case of this clause (ii), such default is not remedied within ten days (or such longer period not to exceed 30 days during which the Company is diligently attempting to cure such default and has provided details of such efforts to the holders of the Notes, provided that it is reasonable to expect that the default will be cured during such period) after the earlier of (A) a Responsible Officer obtaining actual knowledge of such default and (B) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(b)); or

(c) the Company or either ShipCo defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a) and (b)) or in any other Financing Document to which it is a party, and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)); or

(d) any representation or warranty made in writing by or on behalf of the Company or either ShipCo or by any officer of the Company or either ShipCo in this Agreement or in any other Financing Document to which it is a party or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; or

(e) the Company, either ShipCo or the Manager (to the extent the Manager is an Affiliate of the Company) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar Law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing, provided that solely with respect to the Manager, no such event shall constitute an Event of Default if a Replacement Project Participant replaces the defaulting Manager within 90 days after the occurrence of such event; or

(f) a proceeding or case is commenced against the Company, either ShipCo or the Manager (to the extent the Manager is an Affiliate of the Company), without the application or consent of the Company, such ShipCo or the Manager, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, administration or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, administrator, liquidator or the like of such Person or of all or any substantial part of its Property or (iii) similar relief in respect of such Person under any bankruptcy Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company, either ShipCo or the Manager shall be entered and continue unstayed and in effect, for a period of 60 or more days in an involuntary case under any bankruptcy Law; or any proceeding or action shall be commenced under any other applicable Laws which would result in a similar or equivalent outcome as set forth in subclauses (i) through (iii) hereof, provided that solely with respect to the Manager, no such event shall constitute an Event of Default if a Replacement Project Participant replaces the defaulting Manager within 90 days after the occurrence of such event; or

(g) any event occurs with respect to the Company, either ShipCo or the Manager which under the Laws of any jurisdiction is analogous to any of the events described in Section 11(e) or (f), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(e) or (f); or

(h) a final judgment or judgments for the payment of money in excess of $5,000,000 (or its equivalent in the relevant currency of payment) (for any single judgment) or $10,000,000 (in the aggregate) are rendered against the Company or either ShipCo, individually or collectively, and which judgments are likely to materially and adversely affect the ability of the Company or either ShipCo to perform its obligations under the Financing Documents and are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(i) termination, invalidity, or illegality of, or material breach by any party under, any Charter Agreement or any other Project Document, provided that no such event shall constitute an Event of Default if the Company replaces such agreement within 90 days after the Company has received actual or constructive notice of such termination, breach or other event (or such longer period not to exceed 180 days during which the Company is diligently pursuing replacement and has notified the holders of the Notes of such efforts) with a new agreement on terms not materially less favorable with or among the same parties or a Replacement Project Participant, and a Ratings Affirmation has been obtained; or

(j) subject to Section 10.2 as it relates to Dispositions, any Secured Party ceases to have a first priority, perfected Lien on any material Collateral to the extent required by the Security Documents, subject to Permitted Liens.

12. REMEDIES ON DEFAULT, ETC.

12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(e), (f) or (g) (other than an Event of Default described in clause (i) of Section 11(e) or described in clause (vi) of Section 11(e) by virtue of the fact that such clause encompasses clause (i) of Section 11(e)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default (other than an Event of Default described in Section 11(a)) has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, in addition to directing the Collateral Agent to exercise remedies available under the Security Documents, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, in addition to directing the Collateral Agent to exercise remedies available under the Security Documents, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued on such unpaid principal amount, on any overdue payment of interest or any overdue payment of any Make-Whole Amount at the Default Rate), plus (y) any accrued Additional Payments, plus (z) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable Law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived, provided that with respect to an Event of Default described in Section 11(i), no Make-Whole Amount will be paid if such Event of Default is attributable to a breach by the Charterer or a Replacement Project Participant that is not an Affiliate of the Company. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at Law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by Law or otherwise.

12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of, and Make-Whole Amount and accrued Additional Payments, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount and accrued Additional Payments, if any, and (to the extent permitted by applicable Law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4. No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at Law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements and any registration duty.

13. TAX INDEMNIFICATION.

All payments whatsoever under this Agreement and the Notes will be made by the Company in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by Law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the First Funding Date, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);

(c) any U.S. federal Tax imposed under FATCA; or

(d) any combination of clauses (a) through (c) above;

provided further that in no event shall the Company be obligated to pay such additional amounts (i) to any holder of a Note not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the First Funding Date in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any holder of a Note registered in the name of a nominee if under the Law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such Law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such Law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority (which in the case of a United Kingdom Form US-Company 2002 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant Semi-annual Payment Date.

On or before the First Funding Date the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the Marshall Islands pursuant to clause (b) of this Section 13, if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 13, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If the Company is required by any applicable Law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1. Registration of Notes.

The Company shall keep at its principal office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2. Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the forms of Exhibits 1-A and 1-B , as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $200,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $200,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.1 and 6.2 and any purported transfer of a Note not in accordance with this Section 14.2 shall be null and void and shall not be given effect for any purpose whatsoever.

14.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15. PAYMENTS ON NOTES.

15.1. Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wells Fargo Bank Northwest, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2.

16. EXPENSES, ETC.

16.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by each Agent, the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the other Financing Documents (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Financing Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or either ShipCo or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the other Financing Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

16.2. Certain Taxes.

The Company agrees to pay all stamp, documentary, filing or similar Taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement and the other Financing Documents or the execution, registration and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes or any of the other Financing Documents, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each Agent and each holder of a Note to the extent permitted by applicable Law harmless against any loss or liability resulting from nonpayment or delay in payment of any such Tax or fee required to be paid by the Company hereunder.

16.3. Survival.

The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any other Financing Document shall be deemed representations and warranties of the Company under this Agreement or such other Financing Document. Subject to the preceding sentence, this Agreement, the Notes and the other Financing Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18. AMENDMENT AND WAIVER.

18.1. Requirements.

This Agreement, the Notes and the other Financing Documents may be amended, and the observance of any term hereof, of the Notes or of any other Financing Document may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 22, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (A) interest on the Notes or (B) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Section 8 (except as set forth in Section 18.1(c)), 11(a), 11(b), 12, 13, 18, 21 or 24.9; and

(c) the provisions of Section 8.7 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding only with the written consent of the Company and the holders of at least 80% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

18.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of the Notes or of any other Financing Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each Purchaser and to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 18 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, either ShipCo or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

18.3. Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of a Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or holder of such Note.

18.4. Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Financing Document, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19. NOTICES; ENGLISH LANGUAGE.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized international commercial delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by an internationally recognized international commercial delivery service (with charges prepaid). Any such notice must be sent:

(i) if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Company, to the Company at Suite 2000 Bentall 5, 550 Burrard Street, Vancouver, BC V6C 2K2, to the attention of Renee Eng, Treasury Manager or at such other address as the Company shall have specified to the holder of each Note in writing, or

(iv) if to the Collateral Agent, to the Collateral Agent at the address specified for such communications on its signature page hereto, or at such other address as the Collateral Agent shall have specified to the Company in writing.

Notices under this Section 19 will be deemed given only when actually received.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

This Agreement, the Notes and the other Financing Documents have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable Law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in the Marshall Islands, England or any other jurisdiction in respect hereof or thereof.

20. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at either Funding (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such

Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21. CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or either ShipCo in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or either ShipCo or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Law applicable to such Purchaser, (B) in response to any subpoena or other legal process, (C) in connection with any litigation to which such Purchaser is a party or (D) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

In the event that as a condition to receiving access to information relating to the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser is required to agree to a confidentiality undertaking (whether through Intralinks or otherwise) which is different from the terms of this Section 21, the terms of this Section 21 shall, as between such Purchaser and the Company, supersede the terms of any such other confidentiality undertaking.

22.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

23. COLLATERAL AGENT.

23.1. Appointment.

Each Purchaser hereby designates and appoints Wells Fargo Bank Northwest, N.A. to act as the Collateral Agent under the Financing Documents, and authorizes the Collateral Agent to (a) enter into this Agreement and each of the other Financing Documents to which it is a party, including the Accounts Agreement (and ratifies any such Financing Document entered into prior to the date hereof), (b) appoint the Accounts Bank pursuant to the terms of Accounts Agreement, and (c) take such actions on its behalf under the provisions of the Financing Documents and exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Financing Documents, together with such other powers as are reasonably incidental thereto.

24. MISCELLANEOUS.

24.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

24.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business

Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day, provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

24.3. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with applicable Accounting Principles. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with applicable Accounting Principles, and all financial statements shall be prepared in accordance with applicable Accounting Principles. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by International Accounting Standard 39 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

24.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

24.5. Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

24.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

24.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

24.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable Law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company agrees, to the fullest extent permitted by applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any Secured Party in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, to Watson, Farley & Williams LLP, as its agent for the purpose of accepting service of any process in the United States at 1133 Avenue of the Americas, New York, New York 10036 or delivering a copy thereof in the manner for delivery of notices specified in Section 19. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 24.8 shall affect the right of any Secured Party to serve process in any manner permitted by Law, or limit any right that Secured Parties may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) The Company hereby irrevocably appoints Watson, Farley & Williams LLP to receive for it, and on its behalf, service of process in the United States.

(f) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

24.9. Obligation to Make Payment in Dollars.

Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any Secured Party in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the Secured Obligations of the Company under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Secured Party, the Company agrees to the fullest extent permitted by Law, to indemnify and save harmless such Secured Party from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by Law, constitute an obligation separate and independent from the other Secured Obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Secured Party from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by Law to be closed in London, England.

[Signature Pages Follow]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a: binding agreement between you and the Company.

Very truly yours,

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

By
Name:	Mark Cave
Title:	Director

This Agreement is hereby accepted and agreed to

as of the date hereof.

Wells Fargo Bank Northwest, N.A.,

as Collateral Agent

By:
Name:	DeAnn Madsen
Title:	Vice President

AVIVA LIFE AND ANNUITY COMPANY and

ROYAL NEIGHBORS OF AMERICA, each as Purchaser

By:	Aviva Investors North America, Inc., its authorized attorney-in-fact

By:	/s/ Rachel S. Stauffer
Name:	Rachel S. Stauffer
Title:	V.P., Sr. Portfolio Manager- Private Fixed Income

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, as Purchaser

By:	Babson Capital Management LLC as Investment Adviser

By:
Name:	Thomas P. Shea
Title:	Managing Director

PACIFIC LIFE INSURANCE COMPANY, as Purchaser

By:
Name:	Violet Osterberg
Title:	Assistant Vice President

By:
Name:	Diane W. Dales
Title:	Assistant Secretary

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, as Purchaser

By:	/s/ Edward Brennan
Name:	Edward Brennan
Title:	Senior Director

USAA LIFE INSURANCE COMPANY, as Purchaser

By:
Name:	James F. Jackson, Jr.
Title:	Executive Director

UNITED SERVICES AUTOMOBILE ASSOCIATION, as Purchaser

By:	/s/ Donna J. Baggerly
Name:	Donna J. Baggerly
Title:	Vice President, Insurance Portfolios

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, as Purchaser

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Robert W. Eccles
Name:	Robert W. Eccles
Title:	Senior Managing Director

GENWORTH LIFE INSURANCE COMPANY, as Purchaser

By:	/s/ John R. Endres
Name:	John R. Endres
Title:	Investment Officer

HARTFORD LIFE INSURANCE COMPANY, as Purchaser

By:	Hartford Investment Management Company
Its Agent and Attorney-in-Fact

By:
Name:	DAWN GRUNDEN
Title:	SENIOR VICE PRESIDENT

lNG LIFE INSURANCE AND ANNUITY COMPANY

lNG USA ANNUITY AND LIFE INSURANCE COMPANY

SECURITY LIFE OF HENVER INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By:	/s/ Christopher P. Lyons
Name:	Christopher P. Lyons
Title:	Managing Director

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

1.	Name of Purchaser	Principal Amount	No. of Note
	Aviva Life and Annuity Company	$9,000,000	Series A-1
		$9,000,000	Series B-1

Registered name to be included on Notes: AVIVA LIFE AND ANNUITY COMPANY

2.	Name of Purchaser	Principal Amount	No. of Note
	Royal Neighbors of America	$500,000	Series A-2
		$500,000	Series B-2

Registered name to be included on Notes: ELL & CO

3.	Name of Purchaser	Principal Amount	No. of Note
	Massachusetts Mutual Life Insurance Company	$11,750,000	Series A-3
		$11,750,000	Series B-3

Registered name to be included on Notes: Massachusetts Mutual Life Insurance Company

4.	Name of Purchaser	Principal Amount	No. of Note
	Massachusetts Mutual Life Insurance Company	$750,000	Series A-4
		$750,000	Series B-4

Registered name to be included on Notes: Massachusetts Mutual Life Insurance Company

5.	Name of Purchaser	Principal Amount	No. of Note
	Pacific Life Insurance Company	$4,000,000 $3,500,000 $4,000,000 $3,500,00	Series A-5 Series A-6 Series B-5 Series A-6
Registered name to be included on Notes: Mac & Co., as nominee for Pacific Life Insurance Company

6.	Name and Address of Purchaser	Principal Amount	No. of Note
The Guardian Life Insurance Company of America		$5,000,000	Series A-7
		$5,000,000	Series B-7

Registered name to be included on Notes:
The Guardian Life Insurance Company of America

7.	Name of Purchaser	Principal Amount	No. of Note
	United Services Automobile Association	$2,500,000	Series A-8
		$2,500,000	Series B-8

Registered name to be included on Notes:
Ell & Co., as nominee for United Services Automobile Association

8.	Name of Purchaser	Principal Amount	No. of Note
	USAA Life Insurance Company	$6,000,000	Series A-9
		$6,000,000	Series B-9

Registered name to be included on Notes:
Ell & Co., as nominee for USAA Life Insurance Company

9.	Name of Purchaser	Principal Amount	No. of Note
	Connecticut General Life Insurance Company	$1,000,000	Series A-10
		$1,500,000	Series A-11
		$1,000,000	Series B-10
		$1,500,000	Series B-11
Registered name to be included on Notes:
Connecticut General Life Insurance Company

10.	Name of Purchaser	Principal Amount	No. of Note

Genworth Life Insurance Company		$7,500,000	Series A-12
		$7,500,000	Series B-12

Registered name to be included on
Notes: Hare & Co., LLC

11.	Name of Purchaser	Principal Amount	No. of Note
	Hartford Life Insurance Company	$5,000,000	Series A-13
		$2,000,000	Series A-14
		$5,000,000	Series B-13
		$2,000,000	Series B-14
Registered name to be included on Notes:
Hartford Life Insurance Company

12.	Name of Purchaser	Principal Amount	No. of Note
	ING USA Annuity and Life Insurance Company	$11,100,000	Series A-15
		$11,100,000	Series B-15

	Registered name to be included on Notes:
	ING USA Annuity and Life Insurance Company

13.	Name of Purchaser	Principal Amount	No. of Note
	ING Life Insurance and Annuity Company	$13,500,000	Series A-16
		$13,500,000	Series B-16

	Registered name to be included on
	Notes: ING Life Insurance and Annuity Company

14.	Name of Purchaser	Principal Amount	No. of Note
	Security Life of Denver Insurance Company	$2,475,000	Series A-17
		$2,475,000	Series B-17

	Registered name to be included on
	Notes: Security Life of Denver Insurance Company

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Abandonment” means, with respect to either Vessel, a formal, public announcement by the Company of a decision to abandon or indefinitely defer, or the abandonment of, the construction, completion or operation of any material portion of such Vessel for any reason.

“Acceptable Bank” means any bank or financial institution whose long-term unsecured and non-credit enhanced debt obligations are rated at least “A-” by S&P or Fitch or “A3” by Moody’s, or a comparable rating from an internationally recognized credit rating agency.

“Accounting Principles” means (a) with respect to the Company, generally accepted accounting principles as in effect from time to time in the United States and (b) with respect to any other Person, generally accepted accounting principles as in effect from time to time in the United States or England.

“Accounts” is defined in the Accounts Agreement.

“Accounts Agreement” means the Accounts Agreement entered into or to be entered into among the Company, the ShipCos, the Accounts Bank and the Collateral Agent, as it may be amended or supplemented from time to time.

“Accounts Bank” means Wells Fargo Bank Northwest, N.A., and shall include any successor Accounts Bank appointed pursuant to the Accounts Agreement, which successor shall be an Acceptable Bank.

“Additional Payments” is defined in Section 8.3.

“Additional Project Document” means any contract or agreement relating to the operation, maintenance, repair or use of either Vessel entered into by the Company or a ShipCo with any other Person subsequent to the date hereof (including any contract(s) or agreement(s) entered into in substitution for any Project Document that has been terminated in accordance with its terms or otherwise).

“Affected ShipCo” is defined in Section 8.1(e).

“Affected Vessel” is defined in Section 8.1(e).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agents” means, individually or collectively, as the context may require, the Collateral Agent and the Accounts Bank.

“Agreement” means this Agreement, as it may be amended or supplemented from time to time.

“Anti-Corruption Laws” is defined in Section 5.15(d).

“Anti-Money Laundering Laws” is defined in Section 5.15(c).

“Applicable Percentage” means (a) from the date hereof through (but excluding) the Second Funding Date, 100%, and (b) from and after the Second Funding Date (i) with respect to events and circumstances described in Section 8.1(a), 8.1(b)(i)(B), 8.1(b)(i)(C) or 8.1(b)(ii) that affect a single Vessel, 50%, and (ii) with respect to events and circumstances described in Section 8.1(a), 8.1(b)(i)(B), 8.01(b)(i)(C) or 8.1(b)(ii) that affect both Vessels, 100%.

“Applicable Project Documents” means (a) with respect to the First Funding, the Bossa Nova Project Documents and (b) with respect to the Second Funding, the Sertanejo Project Documents.

“Applicable Security Documents” means (a) with respect to the First Funding, the Bossa Nova Security Documents and (b) with respect to the Second Funding, the Sertanejo Security Documents.

“Applicable ShipCo” means (a) with respect to the First Funding, Bossa Nova Spirit and (b) with respect to the Second Funding, Sertanejo Spirit.

“Applicable Transaction Documents” means (a) with respect to the First Funding, the Bossa Nova Transaction Documents and (b) with respect to the Second Funding, the Sertanejo Transaction Documents.

“Applicable Vessel” means (a) with respect to the First Funding, the Bossa Nova Spirit Vessel and (b) with respect to the Second Funding, the Sertanejo Spirit Vessel.

“Blocked Person” is defined in Section 5.15(a).

“Bossa Nova Charter Agreement” means the shuttle tanker time charter agreement dated June 21, 2011 between Bossa Nova Spirit and the Charterer, as guaranteed by the Bossa Nova Charter Guarantee, and as amended or supplemented from time to time.

“Bossa Nova Charter Guarantee” means the guarantee agreement dated June 21, 2011 among the Charter Guarantor, Bossa Nova Spirit and the Charterer, and as amended or supplemented from time to time.

“Bossa Nova Deed of Covenants” means the deed of covenants entered into or to be entered into between Bossa Nova Spirit and the Collateral Agent, and as amended or supplemented from time to time.

“Bossa Nova Delivery Date” means the date on which Bossa Nova Spirit counter-signs the Protocol of Delivery and Acceptance in respect of the Bossa Nova Spirit Vessel.

“Bossa Nova Delivery Window” means the “Delivery Window” as defined in the Bossa Nova Charter Agreement, or such comparable term as is defined in any agreement entered into in replacement of the Bossa Nova Charter Agreement.

“Bossa Nova Direct Agreement” means the direct agreement entered into or to be entered into among the Charterer, Bossa Nova Spirit and the Collateral Agent, as amended or supplemented from time to time, in respect of the Bossa Nova Charter Agreement.

“Bossa Nova Final Installment Amount” means an amount equal to the Final Instalment (as defined in the Bossa Nova Shipbuilding Contract) due and payable to Samsung by Bossa Nova Spirit under the Bossa Nova Shipbuilding Contract on the Delivery Date (as defined in the Bossa Nova Shipbuilding Contract).

“Bossa Nova Management Agreement” means the management agreement entered into or to be entered into between Bossa Nova Spirit and the Manager, and as amended or supplemented from time to time.

“Bossa Nova Mortgage” means the mortgage entered into or to be entered into by Bossa Nova Spirit in favor of the Secured Parties constituting a first priority mortgage of the Bossa Nova Vessel and to be governed by the Laws of the Commonwealth of the Bahamas, as amended or supplemented from time to time.

“Bossa Nova Offshore Assignment of Insurance and Insurance Proceeds” means the Offshore Assignment of Insurances and Insurance Proceeds entered into or to be entered into among the Company, the Manager, Bossa Nova Spirit and the Collateral Agent, as it may be amended or supplemented from time to time.

“Bossa Nova Project Documents” means, individually or collectively, as the context may require:

(a) the Bossa Nova Charter Agreement;

(b) the Bossa Nova Charter Guarantee; and

(c) the Bossa Nova Management Agreement.

“Bossa Nova Security Documents” means, individually or collectively, as the context may require:

(a) the Bossa Nova Direct Agreement;

(b) the Bossa Nova Mortgage;

(c) the Bossa Nova Deed of Covenants, and

(d) the Bossa Nova Offshore Assignment of Insurance and Insurance Proceeds.

“Bossa Nova Shipbuilding Contract” means the agreement dated June 21, 2011 between the Bossa Nova Spirit and Samsung for the construction of the Bossa Nova Spirit Vessel.

“Boss Nova Spirit” means Bossa Nova Spirit L.L.C. (f/k/a S.H.I. Hull No. 2039 L.L.C.), a wholly owned Subsidiary of the Company and owner of the Bossa Nova Spirit Vessel.

“Bossa Nova Spirit Vessel” means the Suezmax shuttle tanker named Bossa Nova Spirit (f/k/a SHI Hull No. 2039).

“Bossa Nova Transaction Documents” means, individually or collectively, as the context may require, the Transaction Documents except for the Sertanejo Project Documents, the Series B Notes (prior to the Second Funding Date) and the Sertanejo Security Documents.

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in (i) New York, New York, (ii) London, England, or (iii) Vancouver, British Columbia are required or authorized to be closed.

“Called Principal” is defined in Section 8.8.

“Capital Expenditures” means expenditures made by (or on behalf of) the Company to acquire or construct fixed assets and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with applicable Accounting Principles (other than such expenditures paid out of casualty insurance proceeds).

“Cash Flow Available for Debt Service” means, for any period, (a) the sum of (i) Project Revenues during such period plus (ii) any transfers from the Dry Docking Reserve Account or the Operating Reserve Account to pay Dry Docking/Survey Costs and/or Operating Costs during such period, less (b)(i) Dry Docking/Survey Costs and Operating Costs (other than Mobilization Costs) incurred during such period, less (ii) the amount of any funds deposited in the Dry Docking Reserve Account or the Operating Reserve Account during such period to satisfy the Dry Docking Reserve Required Balance and/or the Operating Reserve Required Balance.

“Change of Control” is defined in Section 8.4.

“Change in Tax Law” is defined in Section 8.3.

“Charter Agreements” means, individually or collectively, as the context may require, the Bossa Nova Charter Agreement and the Sertanejo Charter Agreement.

“Charter Guarantor” means BG Energy Holdings Ltd.

“Charter Guarantee Agreements” means, individually or collectively, as the context may require, the Bossa Nova Charter Guarantee and the Sertanejo Charter Guarantee.

“Charterer” means Brazil Shipping I Limited or a Replacement Project Participant.

“CISADA” is defined in Section 5.15(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all Property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Secured Parties.

“Collateral Agent” means Wells Fargo Bank Northwest, N.A., acting in its capacity as Collateral Agent for the Purchasers and the holders of the Notes, and shall include any successor Collateral Agent, which successor shall be an Acceptable Bank.

“Company” is defined in the preamble hereto.

“Compulsory Acquisition” means, with respect to either Vessel, requisition for title or other compulsory acquisition, nationalization, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Governmental Authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition for title.

“Confidential Information” is defined in Section 21.

“Consent Agreements” means, individually or collectively, as the context may require, (i) the Direct Agreements and (ii) if applicable, with respect to an Additional Project Document, a consent agreement among the Person party to such Additional Project Document, the Collateral Agent and the Company, Bossa Nova Spirit and/or Sertanejo Spirit, as the case may be, substantially in the form of Exhibit 2.

“Controlled Entity” means any Subsidiary of the Company.

“Debt Service” means, for any period, the sum of, without duplication, (a) all amounts of principal scheduled to be payable by the Company pursuant to the terms and conditions of the Financing Documents in respect of the Notes during such period plus (b) all interest in respect of the Notes accrued for such period plus (c) any fees payable during such period in accordance with the Financing Documents plus (d) any other financing costs payable to the Secured Parties during such period in accordance with the Financing Documents.

“Debt Service Coverage Ratio” means, as of any Semi-annual Payment Date, the ratio of (a) Cash Flow Available for Debt Service to (b) Debt Service, in each case determined for the six- month period ending on such semi-annual Payment Date.

“Debt Service Reserve Account” is defined in the Accounts Agreement.

“Debt Service Reserve Required Balance” means, as of any Semi-annual Payment Date, the amount specified for such Semi-annual Payment Date in Schedule 10.10, which amount shall remain constant at all times thereafter until the following Semi-annual Payment Date, provided that in no event shall the Debt Service Reserved Required Balance be less than, as of any date, an amount equal to the forecasted scheduled Debt Service for the next succeeding six month period.

“Deeds of Covenants” means, individually or collectively as the case may require, the Bossa Nova Deed of Covenants and Sertanejo Deed of Covenants.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or otherwise applicable to the Notes under the terms set forth therein.

“Delayed Second Funding Applicable Coupon Bump” means with (i) from January 1, 2014 through January 31, 2014, 0.015%, (ii) from February 1, 2014 through February 28, 2014, 0.03%, (iii) from March 1, 2014 through March 31, 2014, 0.045%, (iv) from April 1, 2014 through April 30, 2014, 0.06%, (v) from May 1, 2014 through May 31, 2014, 0.075%, and (vi) from June 1, 2014 through June 30, 2014, 0.09%.

“Delayed Second Funding Series B Applicable Coupon Bump” means with (i) from January 1, 2014 through January 31, 2014, 0.03%, (ii) from February 1, 2014 through February 28, 2014, 0.06%, (iii) from March 1, 2014 through March 31, 2014, 0.09%, (iv) from April 1, 2014 through April 30, 2014, 0.12%, (v) from May 1, 2014 through May 31, 2014, 0.15%, and (vi) from June 1, 2014 through June 30, 2014, 0.18%.

“Delayed Second Funding Event” shall occur and continue on any date after November 25, 2013 if the Second Funding Date has not occurred.

“Direct Agreements” means, individually or collectively, as the context may require, the Bossa Nova Direct Agreement and the Sertanejo Direct Agreement.

“Disclosure Documents” is defined in Section 5.3.

“Discounted Value” is defined in Section 8.8.

“Disposition” means any sale, transfer or other disposition by the Company or either ShipCo to any Person of any Property other than cash or Permitted Investments, excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Distribution” means any distribution by the Company (in cash, Property of the Company or obligations) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Company of, any portion of any equity interest in the Company.

“Distribution Account” is defined in the Accounts Agreement.

“Distribution Date” means the date on which any monies are transferred from the Project Account to the Distribution Account for the purpose of making a Distribution.

“DNV” is defined in Section 9.10(d)(i).

“Dollars” or “$” means lawful money of the United States of America.

“Dry Docking/Survey Costs” means all costs and expenses associated with dry docking and In Water Surveys, as included in the Master Maintenance Plan.

“Dry Docking Reserve Account” is defined in the Accounts Agreement.

“Dry Docking Reserve Required Balance” means, for any Dry Docking Year, the amount equal to 100% of the Dry Docking/Survey Costs for such year that are set forth in the then-current Master Maintenance Plan.

“Dry Docking Schedule” is defined in Section 7.1(i).

“Dry Docking Year” means each calendar year during which Dry Docking/Survey Costs are estimated to be incurred.

“Environmental Claim” means any notice, inquiry, request for information, investigation, claim, administrative, regulatory or judicial action, suit, judgment, demand or other communication, in each case, requesting injunctive or equitable relief, or alleging or asserting a liability or obligation arising under any Environmental Law, including any liability or obligations for investigatory costs, corrective action, rehabilitation, reclamation or restoration costs, cleanup costs, governmental response costs, contribution, cost recovery, damages to natural resources or other Property, personal injuries, fines, penalties or restrictions pursuant to an Environmental Law arising out of or based on (a) the presence, use, exposure to, or release or threatened release of any Hazardous Materials at any location or (b) any violation or alleged violation of any Environmental Law.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Contribution” means the full subscription and full payment for capital stock in the Company pursuant to the relevant Organizational Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company or either ShipCo under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Event of Loss” means, with respect to either Vessel, any loss of, destruction of or damage to, or any condemnation or other taking of, such Vessel, other than a Total Loss.

“Excess Loss Proceeds” means any Loss Proceeds transferred from the Proceeds Account to the Project Account in accordance with the terms of the Accounts Agreement.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Final Installment Amount” means, individually or collectively, as the context may require, the Bossa Nova Final Installment Amount and the Sertanejo Final Installment Amount.

“Final Maturity Date” means December 31, 2023.

“Financing Documents” means, individually or collectively, as the context may require, the following documents:

(a) this Agreement;

(b) the Notes;

(c) the Security Documents;

(d) the Subordination Agreement; and

(e) each other deed, document, agreement or instrument which the Company and the Required Holders agree to designate as a “Financing Document.”

“First Funding” is defined in Section 3.

“First Funding Date” is defined in Section 3.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Flag State” means the Commonwealth of the Bahamas or any other state or country in which the Vessels are from time to time registered in accordance with the provisions of this Agreement and the other Transaction Documents.

“Forms” is defined in Section 13.

“Funding” is defined in Section 3.

“Good Utility Practices” means the professional practices, methods, equipment, specifications and safety and output standards and industry codes mentioned in the Management Agreements and the Charter Agreements, with respect to the design, installation, operation, maintenance and use of equipment and similar or better machinery, all of the above in compliance with applicable standards of safety, output, dependability, efficiency and economy, including recommended practice of a good, safe, prudent and workman-like character and in compliance with all applicable Laws. Good Utility Practices are not intended to be limited to the optimum or minimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods as practiced in the industry.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.

“Governmental Authority” means any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local, having jurisdiction over the matter or matters in question, including, without limitation, those in the Marshall Islands, the Commonwealth of the Bahamas and the United States.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any Property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease Properties or to purchase Properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Guarantee and Security Agreement” means the Guarantee and Security Agreement entered into or to be entered into among the Company, Bossa Nova Spirit, Sertanejo Spirit and the Collateral Agent, as it may be amended or supplemented from time to time.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable Law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hire” means the hire rate payable by the Charterer to the relevant ShipCo pursuant to the applicable Charter Agreement and any rent, fees or other amounts payable by the Charterer to the relevant ShipCo pursuant to any charter which replaces the applicable Charter Agreement in accordance with the terms thereof.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided that if such Person is a nominee, then for the purposes of Sections 7, 13, 18.2 and 21 and any related definitions in this Schedule B, “holder” means the beneficial owner of such Note whose name and address appear in such register.

“Indebtedness” with respect to any Person means, at any time, without duplication:

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of Property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such Property);

(c) all liabilities appearing on its balance sheet in accordance with applicable Accounting Principles in respect of capital leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any Property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and

(f) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under applicable Accounting Principles.

“Independent Engineer” means Fearnleys Consultants or any other replacement marine surveyor or technical expert acceptable to the Company and the Required Holders.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its Affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Insurance Advisor” means BankServe Insurance Services Ltd, or any other replacement insurance advisor acceptable to the Company and the Required Holders.

“In Water Survey” means a survey of the portions of the Vessels that are underwater while the Vessels are still afloat (without the need for any dry docking).

“Law” means, with respect to any Person (i) any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, treaty or other governmental restriction or any interpretation or administration of any of the foregoing by any Governmental Authority and (ii) any directive, guideline, policy, requirement or any similar form of decision of or determination by any Governmental Authority which is binding on such Person, in each case, whether now or hereafter in effect (including, without limitation, in each case, any Environmental Law).

“Lien” means, with respect to any Property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, conditional assignment, assignment by way of security, pledge, charge, lease, sale and lease-back arrangement, easement, servitude, trust arrangement, or security interest or encumbrance of any kind in respect of such Property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, such Property (and a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property).

“Listed Person” is defined in Section 5.15(a).

“Loss Proceeds” means insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and any payments for interruption of operations) with respect to any Event of Loss or Total Loss.

“Make-Whole Amount” is defined in Section 8.8.

“Management Agreements” means, individually or collectively, as the context may require, the Bossa Nova Management Agreement and the Sertanejo Management Agreement.

“Manager” means Teekay Shipping Limited or another Person that is an Affiliate of Teekay, or a Replacement Project Participant.

“Master Maintenance Plan” is defined in Section 7.1(i).

“Material” means material in relation to the business, operations, affairs, financial condition, assets, Properties or prospects of the Company and the ShipCos, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the assets, business or financial condition of the Vessels or the Company and the ShipCos, taken as a whole, (b) the ability of the Company to make timely payments of principal, interest and other amounts due on the Notes, or the ability of either Subsidiary Guarantor to pay and perform its obligations under the Guarantee and Security Agreement as and when the same becomes due and payable, (c) the ability of any of the Company or either ShipCo to perform its material obligations under the Project Documents to which it is a party or of any Project Participant to perform its material obligations under any Project Document to which it is a party in accordance with the terms thereof, or (d) the legality, validity or enforceability of any payment or other material obligations of (i) the Company under any of the Financing Documents or the Project Documents to which it is a party or of the Liens provided under the Security Documents or (ii) the ShipCos or the Manager under any of the Project Documents to which they are a party.

“Memorandum” is defined in Section 5.3.

“Mobilization Costs” means the cost of mobilizing and transporting each relevant Vessel from for delivery to the Charterer.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgages” means, individually or collectively, as the context may require, the Bossa Nova Mortgage and the Sertanejo Mortgage.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Necessary Governmental Approval” means (a) any Governmental Approval listed in Schedule 5.7, and (b) any other Governmental Approval necessary under applicable Law in connection with (i) the due execution and delivery of, and performance by any of the Company or either ShipCo of its respective obligations and the exercise of its respective rights under, the Transaction Documents to which it is a party, (ii) the legality, validity and binding effect or enforceability thereof, and (iii) the acquisition, importation, ownership, construction, installation, operation and maintenance of the Vessels as contemplated by the Transaction Documents, and (in the case of (i), (ii) and (iii)) the failure of which to obtain and maintain could reasonably be expected to have a Material Adverse Effect.

“Net Available Amount” means, (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition and (b) in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by the Company (or the relevant ShipCo) in respect of an Event of Loss net of reasonable expenses incurred by the Company (or the relevant ShipCo) in connection with the collection of such Loss Proceeds.

“Net Cash Payment” means, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Company or the relevant ShipCo directly or indirectly in connection with such Disposition, provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording Tax expenses, commissions and other fees and expenses paid by the Company or the relevant ShipCo in connection with such Disposition and (ii) any income or other Taxes estimated to be payable to a taxing authority by the Company or the relevant ShipCo as a result of such Disposition (but only to the extent that such estimated Taxes are in fact paid to the relevant Governmental Authority within one year of the date of such Disposition), provided that any portion of the Taxes contemplated in this clause (a)(ii) that are not paid within 30 days of receipt of the proceeds of such Disposition will become Net Cash Payments at the earlier of (x) the time at which it is determined that such Taxes are not payable and (y) the end of such period, (b) Net Cash Payments shall be net of any repayments by the Company or the relevant ShipCo of Indebtedness permitted pursuant to Section 10.6(c), including any prepayment premium thereon, to the extent that (i) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property and (c) Net Cash Payments shall be net of any reserve for adjustment in respect of (i) the sale price of Property disposed of established in accordance with applicable Accounting Principles and (ii) any liabilities associated with such Property and retained by the Company or the relevant ShipCo after the Disposition thereof, including liabilities related to environmental matters or indemnification obligations associated with such transaction, provided that any portion of the reserves or liabilities contemplated by this clause (c) that are later reversed or canceled will become Net Cash Payments at the time of such reversal or cancellation.

“Note” or “Notes” is defined in Section 1.

“OFAC” is defined in Section 5.15(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Officer’s Certificate” means, with respect to the Company, the ShipCos, the Sponsor or the Manager, a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.

“Offshore Assignments of Insurance and Insurance Proceeds” means, individually or collectively, as the context may require, the Bossa Nova Offshore Assignment of Insurance and Insurance Proceeds and the Sertanejo Offshore Assignment of Insurance and Insurance Proceeds.

“Operating Budget” means each annual budget of projected Operating Costs for each Vessel (in each case, broken down into monthly amounts) delivered pursuant to Section 7.1(i), as each such Operating Budget may be modified from time to time by the Company to reflect modifications to Operating Costs incurred or expected to be incurred in relation to the Project Documents, and which shall be operative absent manifest error.

“Operating Costs” means for any period with respect to the Project, the sum, computed without duplication, of the following: (a) general and administrative expenses for such period plus (b) payroll and other expenses for operating each Vessel and maintaining it in good repair and operating condition incurred and payable during such period, including amounts payable under each Management Agreement, and plus (c) insurance costs payable during such period plus (d) applicable sales and excise taxes (if any) payable by the Company or the ShipCos with respect to amounts paid under the Charter Agreements and the Management Agreements and other products and services generated by the Project during such period plus (e) franchise taxes payable by the Company or the ShipCos during such period plus (f) property taxes payable by the Company or the ShipCos during such period plus (g) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (h) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (i) any fees and expenses of the Secured Parties during such period not included in Debt Service plus (j) the reasonable costs of administration and enforcement of the Transaction Documents plus (k) to the extent not detailed in the preceding (a) through (j), any other costs for such period included in the Operating Budget (except Dry Docking/Survey Costs and other Capital Expenditures). For the avoidance of doubt, “Operating Costs” shall not include: (i) payments into any of the Accounts during such period, (ii) payments of any kind with respect to Distributions during such period, (iii) depreciation for such period and (iv) Dry Docking/Survey Costs and any other Capital Expenditures made during such period that are properly chargeable to fixed capital accounts for such period in accordance with Accounting Principles.

“Operating Reserve Account” is defined in the Accounts Agreement.

“Operating Reserve Required Balance” means, as of any date, the amount that is equal to the sum of the Operating Costs (other than Mobilization Costs) that will come due and payable in the next succeeding three month period.

“Organizational Documents” means, with respect to any Person:

(a) the articles of incorporation, limited liability company agreement, partnership agreement, or other similar organizational document of such Person;

(b) the by-laws or other similar document of such Person;

(c) any certificate of designation or instrument relating to the rights of preferred shareholders or other holders of share capital of such Person; and/or

(d) any quotaholders agreement or shareholder rights agreement or other similar agreement.

“outstanding” means, with reference to Notes, as of any particular time, all Notes theretofore issued under this Agreement, except (a) Notes theretofore canceled by the Company or surrendered to the Company for cancellation, (b) Notes theretofore paid in full, (c) Notes in exchange for or in lieu of which other Notes shall theretofore have been issued pursuant to Section 14.3 and (d) on and after the Second Funding Date, the Series A Notes.

“Permitted Amendment” means any amendment to the Project Documents by way of change order or written amendment which relates to matters of a purely technical and/or operational nature and which would not, or would not reasonably be expected to:

(a) require the Company or either ShipCo to effect or otherwise result in a material structural alteration to the Vessels or affect the safety or structural integrity thereof;

(b) result in any change in the rate, amount, calculation, method or timing of payment of Hire;

(c) result in any change to the allocation of risk and responsibility for the operation of either Vessel under the Charter Agreements or the Management Agreements (unless the sole effect of such amendments is to allocate increased risk and responsibility for the operation of either Vessel to the Charterer); or

(d) result in any change in the method of the measurement of either Vessel’s performance.

“Permitted Investments” means:

(a) direct obligations of the United States, or of any agency of the United States, or obligations guaranteed as to principal and interest by the United States or any agency of the United States, maturing in not more than 90 days from the date of acquisition by the Company;

(b) certificates of deposit or deposit accounts issued by or held with any Acceptable Bank maturing in not more than 90 days from the date of acquisition by the Company;

(c) commercial paper rated (on the date of acquisition by the Company) “A 1” or “P 1” by S&P or Moody’s, respectively, maturing in not more than 90 days from the date of acquisition by the Company;

(d) repurchase agreements fully secured by obligations described in paragraph (a) above with any Acceptable Bank with maturities not in excess of 90 days; and

(e) shares in money-market mutual funds having assets of $1,000,000,000 or more that invest solely in Securities described in paragraphs (a) through (d) above that have a maximum maturity of one year or less and an average maturity of six months or less at the time of purchase.

“Permitted Liens” means:

(a) Liens created under the Financing Documents;

(b) Liens imposed by any Governmental Authority for Taxes to the extent not required to be paid under Section 9.4;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, or in connection with the operation and/or maintenance of the Vessels (and including maritime Liens), either (i) for amounts not yet due or (ii) for amounts being contested in good faith and by appropriate proceedings, so long as (x) such contest does not involve any material risk of the sale, forfeiture or loss of any material part of the Collateral, (y) enforcement of the contested item shall be effectively stayed, and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is resolved;

(d) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(e) Liens (not securing Indebtedness), the priority of which are preferred by mandatory applicable Law, to the extent any such Lien (i) does not materially detract from the value of the Collateral or the rights of the holders of the Notes therein or (ii) is being contested in good faith and by appropriate proceedings so long as (x) such contest does not involve any material risk of the sale, forfeiture or loss of any material part of the Collateral, (y) enforcement of the contested item shall be effectively stayed and (z) a bond or other security instrument has been posted or other adequate provision for payment thereof has been provided in such manner and amount as to reasonably assure that any amounts determined to be due will be promptly paid in full when such contest is resolved;

(f) Liens created under either Shipbuilding Contract prior to delivery of the relevant fully executed Protocol of Acceptance and Delivery for each Vessel; and

(g) Liens on the Distribution Account and proceeds thereof securing the obligation of the account party under any letter of credit issued in respect of the Operating Reserve Required Balance or the Debt Service Reserve Required Balance to reimburse the issuer of such letter of credit for any amount drawn thereunder.

“Permitted Transfer” means the merger, consolidation, liquidation, dissolution, sale, lease, sub-let, transfer, cessation of possession or operational control or other disposal of Sertanejo Spirit, or any of its assets or Property, provided that (a) the Second Funding has not occurred, and (b) either (i) the Collateral Agent, or the Required Holders, have sought to exercise remedies under any of the Transaction Documents or (ii) the Purchasers have been relieved of their obligations to purchase the Tranche B Notes in accordance with Section 3.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means the Pledge Agreement entered into or to be entered into among the Company, the Sponsor and the Collateral Agent, as it may be amended or supplemented from time to time.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Event” means the mandatory or optional prepayment in whole of the Series A Notes pursuant to Section 8 on or before the Second Funding Date.

“Proceeds Account” is defined in the Accounts Agreement.

“Project” means the chartering and operation of the Vessels.

“Project Account” is defined in the Accounts Agreement.

“Project Sub-Account” is defined in the Accounts Agreement.

“Project Documents” means, individually or collectively, as the context may require:

(a) the Bossa Nova Project Documents;

(b) the Sertanejo Project Documents;

(c) any Additional Project Document; and

(d) any other deed, document, agreement or instrument amending, varying, supplementing, ratifying, confirming, extending or providing consent to the amendment or variation of the terms and conditions thereof.

“Project Participants” means, individually or collectively, as the context may require, the Manager and the Charterer.

“Project Revenues” means, for any period, without duplication, the aggregate of all revenues received by the Company or the ShipCos during such period from:

(a) payments made thereto under the Project Documents or the Shipbuilding Contracts;

(b) interest accrued on, and other income derived from, the balance outstanding during such period in the Accounts (including, without limitation, from Permitted Investments); and

(c) the proceeds of any liquidated damages, provided that Project Revenues shall exclude, to the extent otherwise included, (i) proceeds payable in respect of any insurance, or (ii) any warranty or indemnity payments or damages, other than liquidated damages, payable to the Company under any Project Document or Shipbuilding Contract.

“Property” or “Properties” means any property of any kind whatsoever, whether movable, immovable, real, personal or mixed and whether tangible or intangible, any right or interest therein or any receivables or credit rights.

“Protocol of Delivery and Acceptance” means the acknowledgement of delivery and acceptance of the relevant Vessel by the relevant ShipCo and Samsung, pursuant to Article VII of the relevant Shipbuilding Contract.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers whose signatures appear at the end of this Agreement and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratings Affirmation” means with respect to any particular action or proposed action, any of S&P, Moody’s or Fitch (to the extent the Notes are rated by such entities) or, if any or all of such rating agencies do not then rate the Notes, such other rating agency then having issued long-term debt ratings for the Notes, affirms that the applicable rating of the Notes will not be lowered below the lower of (i) the applicable initial rating obtained by the Company in respect of the (A) Series A Notes on the First Funding Date and (B) Series B Notes on the Second Funding Date and (ii) the applicable rating in effect immediately prior to the action giving rise to the requirement to obtain a Ratings Affirmation.

“Reinvestment Yield” is defined in Section 8.8.

“Rejection Notice” is defined in Section 8.3.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an Affiliate of such holder or such investment advisor.

“Remaining Average Life” is defined in Section 8.8.

“Remaining Scheduled Payments” is defined in Section 8.8.

“Replacement Project Participant” means any Person assuming the obligations of a Project Participant under the applicable Project Document that is (a) at least as creditworthy as the replaced Project Participant (solely with respect to a Person that will replace (i) the Charterer and that is not directly or indirectly controlled by the Charterer, as such creditworthiness is determined by the Required Holders using their reasonable discretion, and (ii) the Manager and that is not directly or indirectly controlled by the Manager, as such creditworthiness is determined by a Ratings Affirmation (unless subclause (c)(ii) has been satisfied)), (b) at least as capable as the replaced Project Participant in discharging the obligations of such replaced Project Participant as set forth in the applicable Project Document, and (c) solely with respect to a Person that will replace the Manager, (i) a widely known and respected industry participant of international standing in its field having demonstrable experience in the operation of shuttle tankers, and (ii) unless subclause (a)(ii) has been satisfied, as consented to by the Required Holders (such consent not to be unreasonably withheld) (in the case of this clause (c) and each of the preceding clauses (a) (other than as described in clause (a)) and (b), as determined in good faith by the Company).

“Reported” is defined in Section 8.8.

“Required Holders” means the holders of at least 50.1% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale-and-Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company shall sell or transfer to any Person any Property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company shall rent or lease as lessee (other than pursuant to a capital lease), or similarly acquire the right to possession or use of, such Property or one or more Properties which it intends to use for the same purpose or purposes as such Property.

“Samsung” means Samsung Heavy Industries Co. Ltd.

“Samsung Account” means the account held in the name of Samsung with Samsung’s Bank, account number 120-110603-00231, or such other account as has been specified by Samsung to the Company and in respect of which the Company has provided details to the Collateral Agent and the Accounts Bank.

“Samsung’s Bank” means Hana Bank, or such other bank identified by Samsung to the Company, and by the Company to the Collateral Agent and the Accounts Bank, as the bank to which funds should be sent in connection with the Shipbuilding Contracts.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies, Inc., or any successor thereto.

“Second Funding” is defined in Section 3.

“Second Funding Date” is defined in Section 3.

“Secured Obligations” means, collectively:

(a) all debts, liabilities and obligations, howsoever arising, owed by the Company under a Financing Document or otherwise to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and consultants’ fees chargeable to the Company;

(b) any and all sums advanced by any Secured Party in order to preserve the Collateral or to preserve the security interests; and

(c) in the event of any enforcement action, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by any Secured Party of its rights under the Security Documents, together with reasonable attorneys’ fees and court costs.

“Secured Parties” means each Purchaser, each holder of a Note and each Agent.

“Securities” or “Security” is defined in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Documents” means, individually or collectively, as the context may require, the following documents:

(a) the Accounts Agreement;

(b) the Guarantee and Security Agreement; (c) the Pledge Agreement;

(d) the Mortgages;

(e) the Consent Agreements; (f) the Deeds of Covenants;

(g) the Offshore Assignments of Insurance and Insurance Proceeds; and

(h) all filings, recordings or registrations required by this Agreement to be filed or made in respect of any such Security Document.

“Semi-annual Payment Date” means each June 30 and December 31 of each year, commencing on the first such date to occur after the First Funding.

“Senior Financial Officer” means, as to any Person, its chief financial officer, principal accounting officer, treasurer, comptroller, managing director, director or sole manager.

“Settlement Date” is defined in Section 8.8.

“Series A Notes” is defined in Section 1.

“Series B Notes” is defined in Section 1.

“Sertanejo Charter Agreement” means the shuttle tanker time charter agreement dated June 21, 2011 between Sertanejo Spirit and the Charterer, as guaranteed by the Charter Guarantor, and as amended or supplemented from time to time.

“Sertanejo Charter Guarantee” means the guarantee agreement dated June 21, 2011 between the Charter Guarantor, Sertanejo Spirit and the Charterer, and as amended or supplemented from time to time.

“Sertanejo Deed of Covenants” means the deed of covenants entered into or to be entered into between Sertanejo Spirit and the Collateral Agent, and as amended or supplemented from time to time.

“Sertanejo Delivery Date” means the date on which Sertanejo Spirit counter-signs the Protocol of Delivery and Acceptance in respect of the Sertanejo Spirit Vessel.

“Sertanejo Delivery Window” means the “Delivery Window” as defined in the Sertanejo Charter Agreement, or such comparable term as is defined in any agreement entered into in replacement of the Sertanejo Charter Agreement.

“Sertanejo Direct Agreement” means the direct agreement entered into or to be entered into between the Charterer, Sertanejo Spirit and the Collateral Agent, as amended or supplemented from time to time, in respect of the Sertanejo Charter Agreement.

“Sertanejo Final Installment Amount” means an amount equal to the Final Instalment (as defined in the Sertanejo Shipbuilding Contract) due and payable to Samsung by Sertanejo Spirit under the Sertanejo Shipbuilding Contract on the Delivery Date (as defined in the Sertanejo Shipbuilding Contract).

“Sertanejo Management Agreement” means the management agreement entered into or to be entered into between Sertanejo Spirit and the Manager, as amended or supplemented from time to time.

“Sertanejo Mortgage” means the mortgage entered into or to be entered into by Sertanejo Spirit in favor of the Secured Parties constituting a first priority mortgage of the Sertanejo Vessel and to be governed by the Laws of the Commonwealth of the Bahamas, as it may be amended or supplemented from time to time.

“Sertanejo Offshore Assignment of Insurance and Insurance Proceeds” means the Offshore Assignment of Insurances and Insurance Proceeds entered into or to be entered into among the Company, the Manager, Sertanejo Spirit and the Collateral Agent, as it may be amended or supplemented from time to time.

“Sertanejo Project Documents” means, individually or collectively, as the context may require:

(a) the Sertanejo Charter Agreement;

(b) the Sertanejo Charter Guarantee; and

(c) the Sertanejo Management Agreement.

“Sertanejo Security Documents” means, individually or collectively, as the context may require:

(a) the Sertanejo Direct Agreement;

(b) the Sertanejo Mortgage;

(c) the Sertanejo Deed of Covenants; and

(d) the Sertanejo Offshore Assignment of Insurance and Insurance Proceeds.

“Sertanejo Shipbuilding Contract” means the agreement dated June 21, 2011 between the Sertanejo Spirit and Samsung for the construction of the Sertanejo Spirit Vessel.

“Sertanejo Spirit” means Sertanejo Spirit L.L.C. (f/k/a S.H.I. Hull No. 2040 L.L.C.), a wholly owned Subsidiary of the Company that owns the Sertanejo Spirit Vessel.

“Sertanejo Spirit Vessel” means the Suezmax shuttle tanker named Sertanejo Spirit (f/k/a SHI Hull No. 2040).

“Sertanejo Transaction Documents” means, individually or collectively, as the context may require, the Transaction Documents except for the Bossa Nova Project Documents, the Series A Notes and the Bossa Nova Security Documents.

“Shipbuilding Contracts” means, individually or collectively, as the context may require, the Bossa Nova Shipbuilding Contract and the Sertanejo Shipbuilding Contract.

“ShipCos” means, individually or collectively, as the context may require, Bossa Nova Spirit and Sertanejo Spirit.

“Source” is defined in Section 6.2.

“Sponsor” means Teekay.

“Sponsor Distribution (First Funding)” means the Distribution in an amount not to exceed $20,000,000 that is designated by the Company to the Collateral Agent on the Bossa Nova Delivery Date to be paid to the Sponsor (or its designee) from the Project Sub-Account on or promptly following the Bossa Nova Delivery Date in accordance with Section 4.02(d)(iii) of the Accounts Agreement.

“Sponsor Distribution (Second Funding)” means the Distribution in an amount not to exceed $20,000,000 that is designated by the Company to the Collateral Agent on the Sertanejo Delivery Date to be paid to the Sponsor (or its designee) from the Project Sub-Account on or promptly following the Sertanejo Delivery Date in accordance with Section 4.02(d)(iii) of the Accounts Agreement.

“Subordinated Loans” means debt incurred by the Company on terms and conditions which make the payment of principal and interest available only from funds which are available to be distributed from the Distribution Account in accordance with the Accounts Agreement, and which debt otherwise complies with the terms of subordination set forth in Exhibit 3.

“Subordination Agreement” means the Subordination Agreement entered into or to be entered into among the Company, the ShipCos, the Manager and the Collateral Agent, as it may be amended or supplemented from time to time.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Subsidiary Guarantors” means, individually or collectively, as the context may require, Bossa Nova Spirit and Sertanejo Spirit in their role as guarantors under the Guarantee and Security Agreement.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Tax Prepayment Notice” is defined in Section 8.3.

“Taxing Jurisdiction” is defined in Section 13.

“Teekay” means Teekay Offshore Partners, L.P., a limited partnership under the Laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Total Loss” means, with respect to either Vessel:

(a) actual or constructive or compromised or arranged total loss of such Vessel (which shall be deemed to have occurred on the date upon which a notice claiming the same is provided to the relevant ShipCo’s insurers);

(b) any Compulsory Acquisition;

(c) the condemnation, capture, seizure, arrest, detention, expropriation, confiscation, hijacking or theft of such Vessel (other than where the same amounts to Compulsory Acquisition of such Vessel) by any Governmental Authority, or by Persons acting or purporting to act on behalf of any Governmental Authority, unless such Vessel is released and restored to the Company (or the relevant ShipCo) or the Charterer from such condemnation, capture, seizure, arrest, detention, expropriation, confiscation, hijacking or theft within 180 days after the occurrence thereof; or

(d) the expiration of the 180 day period after such Vessel has been requisitioned for use or hire by a Governmental Authority or other competent authority, whether de jure or de facto.

“Transaction Documents” means, individually or collectively, as the context may require, the Financing Documents and the Project Documents.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.15(a).

“Vessels” means, individually or collectively, as the context may require, the Bossa Nova Spirit Vessel and the Sertanejo Spirit Vessel.

SCHEDULE 5.3

DISCLOSURE MATERIALS

Project Whiskeyjack $175 million US Private Placement Presentation to Investors dated July 2013 prepared by Teekay Offshore Partners L.P.

5.4-1

SCHEDULE 5.4

COMPANY DIRECTORS AND AFFILIATES

(i) Subsidiaries

ShipCo Name	Jurisdiction of Organization	Percentage of Shares owned by the Company	Liens on Shares	Contractual Restrictions on Dividends
Bossa Nova Spirit L.L.C	Marshall Islands	100%	None	None
Sertanejo Spirit L.L.C.	Marshall Islands	100%	None	None

(ii) Company’s Affiliates1 (other than its Subsidiaries):

Teekay Offshore Partners L.P.

Teekay Finance Limited

Teekay Offshore GP LLC

Teekay Holdings Limited

Teekay Corporation

Teekay Shipping Limited

(iii) Board of Directors and Management Officers

	Board of Directors	Management Officers

Company	Mark Cave	Mark Cave, President

	Michael Balaski	Michael Balaski, Secretary

Bossa Nova Spirit	N/A	Mark Cave, President and Secretary

Sertanejo Spirit	N/A	Mark Cave, President and Secretary

[1]	This list is limited to (i) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company and (ii) any Person that is under common Control as the Company and is directly involved in the development, operation and use of the Vessels.

5.3-1

SCHEDULE 5.7

GOVERNMENTAL APPROVALS

Part A:            None.

Part B:            None.

Part C:            None.

5.14-1

SCHEDULE 5.14

EXISTING INDEBTEDNESS

None.

5.7-1

SCHEDULE 8.1

AMORTIZATION SCHEDULE

Period End Date	Amortization
30-Jun-14	3,031,909.52
31-Dec-14	5,019,484.25
30-Jun-15	5,254,319.16
31-Dec-15	5,543,781.76
30-Jun-16	5,866,859.51
31-Dec-16	6,160,148.79
30-Jun-17	2,576,039.16
31-Dec-17	2,770,868.59
30-Jun-18	6,822,224.46
31-Dec-18	7,166,037.51
30-Jun-19	7,459,631.21
31-Dec-19	7,848,369.14
30-Jun-20	5,716,986.12
31-Dec-20	8,465,434.03
30-Jun-21	8,799,789.76
31-Dec-21	9,266,416.80
30-Jun-22	3,764,193.53
31-Dec-22	3,994,009.60
30-Jun-23	10,091,738.84
31-Dec-23	58,531,758.23

9.2-1

SCHEDULE 9.2

INSURANCE REQUIREMENTS

Capitalized terms used in this Schedule 9.2 and not otherwise defined in this Schedule 9.2 shall have the meanings assigned to them in the Note Purchase Agreement.

1. Operating Risks – Hull & Machinery – Marine Risk

Part (a): Bossa Nova Spirit Vessel

Principal Insured Parties:	Bossa Nova Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

The Charterer in accordance with the Bossa Nova Charter Agreement.

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	All risks of loss or damage on terms not inferior to the Norwegian Marine Insurance Plan of 1966 (and later versions) or equivalent international conditions including certain enhancements as may be determined as between the Charterer and Bossa Nova Spirit.

Insured Property:	“BOSSA NOVA SPIRIT” being Hull, Machinery, Equipment, Materials, Gear and everything connected therewith, nothing excluded.

Geographical Limits:	World-wide subject to standard marine insurance trading limitations.

Sum Insured:	Overall sum insured, including Hull Interest and Freight Interest amounts as set forth in clause 2 below, not less than the greater of (a) 110% of the current market value of the Bossa Nova Spirit Vessel to be determined by the average of the valuations obtained not less frequently than once a year or (b) 110% of the outstanding principal of the issued Notes.

Deductibles:	$300,000 (or such other amount as may from time to time be agreed between Bossa Nova Spirit and the Charterer, subject to agreement of the Bossa Nova Spirit Vessel’s financiers) on the basis that the Charterer shall bear the cost of such deductible by payment or reimbursement of the amount concerned as part of the Insurance Cost.

8.1-1

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-’ or higher.

Part (b): Sertanejo Spirit Vessel

Principal Insured Parties:	Sertanejo Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

The Charterer in accordance with the Sertanejo Charter Agreement.

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	All risks of loss or damage on terms not inferior to the Norwegian Marine Insurance Plan of 1966 (and later versions) or equivalent international conditions including certain enhancements as may be determined as between the Charterer and Sertanejo Spirit.

Insured Property:	“SERTANEJO SPIRIT” being Hull, Machinery, Equipment, Materials, Gear and everything connected therewith, nothing excluded.

Geographical Limits:	World-wide subject to standard marine insurance trading limitations.

Sum Insured:	Overall sum insured, including Hull Interest and Freight Interest amounts as set forth in clause 2 below, not less than the greater of (a) 110% of the current market value of the Sertanejo Spirit Vessel to be determined by the average of the valuations obtained not less frequently than once a year or (b) 110% of the outstanding principal of the issued Notes.

Deductibles:	$300,000 (or such other amount as may from time to time be agreed between Sertanejo Spirit and the Charterer, subject to agreement of the Sertanejo Spirit Vessel’s financiers) on the basis that the Charterer shall bear the cost of such deductible by payment or reimbursement of the amount concerned as part of the Insurance Cost.

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of‘A-’ or higher.

9.2-

2. Operating Risks – Hull Interest and Freight Interest – Marine Risk

Part (a): Bossa Nova Spirit Vessel

Principal Insured Parties:	Bossa Nova Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

The Charterer in accordance with the Bossa Nova Charter Agreement.

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	All risks of loss on terms not inferior to the Norwegian Marine Insurance Plan of 1966 (and later versions) or equivalent international conditions including certain enhancements as may be determined as between the Charterer and Bossa Nova Spirit.

Insured Property:	“BOSSA NOVA SPIRIT” being Hull, Machinery, Equipment, Materials, Gear and everything connected therewith, nothing excluded.

Geographical Limits:	World-wide subject to standard marine insurance trading limitations.

Sum Insured:	See clause 1 above.

Deductibles:	Not applicable

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-’ or higher.

Part (b): Sertanejo Spirit Vessel

Principal Insured Parties:	Sertanejo Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

The Charterer in accordance with the Sertanejo Charter Agreement.

Co-Insured:	Others, if any, to be agreed.

9.2-4

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	All risks of loss on terms not inferior to the Norwegian Marine Insurance Plan of 1966 (and later versions) or equivalent international conditions including certain enhancements as may be determined as between the Charterer and Sertanejo Spirit.

Insured Property:	“SERTANEJO SPIRIT” being Hull, Machinery, Equipment, Materials, Gear and everything connected therewith, nothing excluded.

Geographical Limits:	World-wide subject to standard marine insurance trading limitations.

Sum Insured:	See clause 1 above.

Deductibles:	Not applicable

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-’ or higher.

9.2-5

3. Hull & Machinery and Hull and Freight Interest – War Risk

Part (a): Bossa Nova Spirit

Principal Insured Parties:	Bossa Nova Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

The Charterer in accordance with the Bossa Nova Charter Agreement.

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	Hull and Machinery etc. War risks insurance no less than is covered by the Norwegian Marine Insurance Plan of 1966 (latest version) or equivalent international conditions as may be determined as between the Charterer and Bossa Nova Spirit.

Insured Property:	“BOSSA NOVA SPIRIT” being Hull, Machinery, Equipment, Materials, Gear and everything connected therewith, nothing excluded.

Geographical Limits:	World-wide subject to provision of restricted or excluded areas as imposed by War risk insurers from time to time.

Sum Insured:	Being equal to clause 1 and 2 above.

Deductibles:	Not applicable unless imposed by insurers at a future date or as may be determined as between the Charterer and Bossa Nova Spirit.

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-‘ or higher.

Part (b): Sertanejo Spirit

Principal Insured Parties:	Sertanejo Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

The Charterer in accordance with the Sertanejo Charter Agreement.

9.2-6

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	Hull and Machinery etc. War risks insurance no less than is covered by the Norwegian Marine Insurance Plan of 1966 (latest version) or equivalent international conditions as may be determined as between the Charterer and Sertanejo Spirit.

Insured Property:	“SERTANEJO SPIRIT” being Hull, Machinery, Equipment, Materials, Gear and everything connected therewith, nothing excluded.

Geographical Limits:	World-wide subject to provision of restricted or excluded areas as imposed by War risk insurers from time to time.

Sum Insured:	Being equal to clause 1 and 2 above.

Deductibles:	Not applicable unless imposed by insurers at a future date or as may be determined as between the Charterer and Sertanejo Spirit.

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-’ or higher.

9.2-7

4. Protection and Indemnity

Part (a): Bossa Nova Spirit

Principal Insured Parties:	Bossa Nova Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually, always in accordance with the Rules of the International Group Protection and Indemnity Association.

Scope of Cover:	In accordance with the standard Rules of an International Group Protection and Indemnity Association

Insured Interest:	“BOSSA NOVA SPIRIT” being third party liabilities including pollution.

Geographical Limits:	World-wide.

Sum Insured:	Maximum limits of liability as available from time to time including presently $1,000,000,000 in respect of Pollution Liabilities as provided by an approved Protection and Indemnity Association being a member of the International Group of Protection and Indemnity Associations.

Deductibles:	Minimum deductibles as required by an approved Protection and Indemnity Association.

Insurers:	An approved Protection and Indemnity Association being a member of the International Group of Protection and Indemnity Associations.

Part (b): Sertanejo Spirit

Principal Insured Parties:	Sertanejo Spirit and its officers and employees as named assureds.

Additional Insured:	The Collateral Agent for the benefit of the Secured Parties.

Co-Insured:	Others, if any, to be agreed.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually, always in accordance with the Rules of the International Group Protection and Indemnity Association.

9.2-8

Scope of Cover:	In accordance with the standard Rules of an International Group Protection and Indemnity Association

Insured Interest:	“SERTANEJO SPIRIT” being third party liabilities including pollution.

Geographical Limits:	World-wide.

Sum Insured:	Maximum limits of liability as available from time to time including presently $1,000,000,000 in respect of Pollution Liabilities as provided by an approved Protection and Indemnity Association being a member of the International Group of Protection and Indemnity Associations.

Deductibles:	Minimum deductibles as required by an approved Protection and Indemnity Association.

Insurers:	An approved Protection and Indemnity Association being a member of the International Group of Protection and Indemnity Associations.

9.2-9

5. Mortgage Interest Insurance

Part (a): Bossa Nova Spirit

Principal Insured Parties:	The ‘Collateral Agent’ for the benefit of the Secured Parties.

Additional Insured:	Not applicable.

Co-Insured:	Not applicable.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	Mortgagees Interest coverage in the broadest form as available from time to time within the London insurance market.

Insured Property:	“BOSSA NOVA SPIRIT” being claims arising for physical loss or damage and third party liabilities including pollution and not recoverable under the shipowner’s policies owing to a breach of warranty or condition.

Geographical Limits:	World-wide.

Sum Insured:	An amount not less than 110% of the outstanding principal under the issued Notes.

Deductibles:	Not generally applicable other than as will apply to the shipowner’s primary insurances.

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-‘ or higher.

Part (a): Sertanejo Spirit

Principal Insured Parties:	The ‘Collateral Agent’ for the benefit of the Secured Parties.

Additional Insured:	Not applicable.

Co-Insured:	Not applicable.

Period:	In full force and effect at all times for policy periods of 12 months or more and renewal annually.

Scope of Cover:	Mortgagees Interest coverage in the broadest form as available from time to time within the London insurance market.

9.2-10

Insured Property:	“SERTANEJO SPIRIT” being claims arising for physical loss or damage and third party liabilities including pollution and not recoverable under the shipowner’s policies owing to a breach of warranty or condition.

Geographical Limits:	World-wide.

Sum Insured:	An amount not less than 110% of the outstanding principal under the issued Notes.

Deductibles:	Not generally applicable other than as will apply to the shipowner’s primary insurances.

Insurers:	80% of the Sum Insured to be insured by Insurance Companies with rating by S&P of ‘A-‘ or higher.

9.2-11

SCHEDULE 10.10

DEBT SERVICE RESERVE ACCOUNT REQUIRED BALANCE

Period End Date	Required Balance
30-Jun-14	9,180,000
31-Dec-14	9,387,000
30-Jun-15	9,499,000
31-Dec-15	9,660,000
30-Jun-16	9,847,000
31-Dec-16	9,958,000
30-Jun-17	6,224,000
31-Dec-17	6,395,000
30-Jun-18	10,380,000
31-Dec-18	10,556,000
30-Jun-19	10,674,000
31-Dec-19	10,855,000
30-Jun-20	8,556,000
31-Dec-20	11,164,000
30-Jun-21	11,291,000
31-Dec-21	11,483,000
30-Jun-22	5,753,000
31-Dec-22	5,950,000
30-Jun-23	11,931,000
31-Dec-23	10,108,000

EXHIBIT 1-A

[FORM OF NOTE]

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

4.91% SERIES A SENIOR SECURED NOTE DUE 2023

No. [ ]	[Date]
U.S.$[ ]	PPN Y8564* AA2

FOR VALUE RECEIVED, the undersigned, TEEKAY SHUTTLE TANKER FINANCE L.L.C., a Marshall Islands limited liability company, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (herein called the “Company”), hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS (or so much thereof as shall not have been prepaid) on December 31, 2023 (the “Final Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.91% per annum from the date hereof, payable on a semi-annual basis, on each June 30 and December 31 of each year, commencing with June 30, 2014, and on the Final Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by Law, during the continuance of an Event of Default, on such unpaid balance of principal, on any overdue payment of interest and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable on a semi-annual basis as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series A Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 10, 2013 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due

10.10-1

presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional and mandatory prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

By
Name:
Title:

EXHIBIT 1-B

[Form of Note]

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

4.96% SERIES B SENIOR SECURED NOTE DUE 2023

No. [ ]	[Date]
U.S.$[ ]	PPN Y8564* AB0

FOR VALUE RECEIVED, the undersigned, TEEKAY SHUTTLE TANKER FINANCE L.L.C., a Marshall Islands limited liability company, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (herein called the “Company”), hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS (or so much thereof as shall not have been prepaid) on December 31, 2023 (the “Final Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of [    ]1% per annum from the date hereof, payable on a semi- annual basis, on each June 30 and December 31 of each year, commencing with June 30, 2014, and on the Final Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by Law, during the continuance of an Event of Default, on such unpaid balance of principal, on any overdue payment of interest and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable on a semi-annual basis as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Series B Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of September 10, 2013 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

[1]	Stated coupon will be 4.96% unless determined otherwise pursuant to Section 8.1(f) of the Note Purchase Agreement (as defined below).

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional and mandatory prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

By
Name:
Title:

EXHIBIT 2

[Form of Consent Agreement]

THIS CONSENT AGREEMENT, dated as of [            ] (this “Consent Agreement”), is made and entered into between [            ] (the “Consenting Party”), [TEEKAY SHUTTLE TANKER FINANCE L.L.C., a Marshall Islands limited liability company, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Company”)]/[BOSSA NOVA SPIRIT L.L.C., a Marshall Islands limited liability company, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“Bossa Nova Spirit”)]/[SERTANEJO SPIRIT L.L.C., a Marshall Islands limited liability company, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“Sertanejo Spirit”)], and WELLS FARGO BANK NORTHWEST, N.A., in its capacity as collateral agent for the Secured Parties (in such capacity together with its successors and assigns, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Consenting Party and [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] have entered into the [            ], dated as of [            ] (as amended, restated, modified or otherwise supplemented from time to time, the “Assigned Agreement”);

WHEREAS, [the Company]/[Teekay Shuttle Tanker Finance L.L.C. (the “Company”)], the financial institutions listed on the signature pages thereto as purchasers (the “Purchasers”) and the Collateral Agent are party to the note purchase agreement, dated as of September [            ], 2013 (as amended, modified, supplemented, amended and restated or replaced and in effect from time to time, the “Note Purchase Agreement”); and

WHEREAS, as security for the Secured Obligations, [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] has granted a security interest in the Assigned Agreement to the Collateral Agent on behalf of the Secured Parties pursuant to (i) the Guarantee and Security Agreement, dated as of September [    ], 2013, between [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] and the Collateral Agent (as amended, modified, supplemented, amended and restated or replaced and in effect from time to time, the “Guarantee and Security Agreement”) [and (ii) the [insert description of relevant assignment agreement (if any)] (as amended, modified, supplemented, amended and restated or replaced and in effect from time to time, the “Assignment Agreement”)];

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

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1. Definitions and Terms.

(a) Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, publication, notice to, declaration of or with, or registration by or with, any Governmental Authority.

“Governmental Authority” means any government, governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, domestic or foreign, federal, state or local, having jurisdiction over the matter or matters in question, including, without limitation, those in the Marshall Islands and the United States.

“Notes” means the Series A Senior Secured Notes and the Series B Senior Secured Notes issued pursuant to the terms of, and in accordance with, the Note Purchase Agreement.

“Secured Obligations” means all debts, liabilities and obligations, howsoever arising, owed by the Company under the Note Purchase Agreement (and any other agreement entered into in connection with the sale of the Notes) or otherwise to any Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all interest, fees, charges, expenses, attorneys’ fees and consultants’ fees chargeable to the Company.

“Secured Parties” means each Purchaser, each holder of a Note and each Agent.

“Vessel” means the vessel named [Bossa Nova Spirit (Hull No. 2039), a Suezmax shuttle tanker registered under Bahamian flag with IMO Number [            ] and with a capacity of 167,500 cubic meters]/[Sertanejo Spirit (Hull No. 2040), a Suezmax shuttle tanker registered under Bahamian flag with IMO Number [            ] and with a capacity of 167,500 cubic meters].

(b) Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Consent Agreement in its entirety and not to any particular provision

2-2

hereof, (c) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Consent Agreement and (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in the Assigned Agreement.

2. Representations and Warranties. The Consenting Party hereby represents and warrants to the Collateral Agent (on behalf of the Secured Parties) that:

(a) The Consenting Party is a [            ] duly organized, validly existing and in good standing under the laws of [            ]. The Consenting Party is duly qualified to do business and is in good standing in all jurisdictions where necessary in light of the business it conducts and the property it owns and intends to conduct and own and in light of the transactions contemplated by this Consent Agreement and the Assigned Agreement.

(b) The Consenting Party has the full [            ] power, authority and right to execute, deliver and perform its obligations hereunder and under the Assigned Agreement. The execution, delivery and performance by the Consenting Party of this Consent Agreement and the Assigned Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary [            ] action. This Consent Agreement and the Assigned Agreement have been duly executed and delivered by the Consenting Party and constitute the legal, valid and binding obligations of the Consenting Party enforceable against the Consenting Party in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the application of general principles of equity or law (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Consenting Party has not assigned or transferred the Assigned Agreement or any interest therein.

(c) The execution, delivery and performance by the Consenting Party of this Consent Agreement and the Assigned Agreement do not and will not (i) require any consent or approval of the [            ] of the Consenting Party or any [            ] of the Consenting Party which has not been obtained, and each such consent or approval that has been obtained is in full force and effect, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award having applicability to the Consenting Party or by which its property may be bound or any provision of the certificate of incorporation or by-laws of the Consenting Party, or (iii) conflict with, result in a breach of or constitute a default under any provision of the charter, [            ] or other organizational documents or any resolution of the [            ] (or similar body) of the Consenting Party or any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Consenting Party is a party or by which the Consenting Party or its properties and assets are bound or affected.

(d) No Governmental Approval is required for the execution, delivery or performance of this Consent Agreement and the Assigned Agreement by the Consenting Party

2-3

(except for those which (i) have been validly issued and duly obtained, taken or made, (ii) do not impose restrictions or requirements inconsistent with the terms hereof or of the Assigned Agreement, and (iii) are in full force and effect and not subject to appeal).

(e) Assuming the due authorization, execution and delivery by, and binding effect on, [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] and the Collateral Agent (where applicable), this Consent Agreement and the Assigned Agreement are in full force and effect.

(f) There is no action, suit or proceeding at law or in equity by or before any Government Authority or arbitral tribunal now pending or, to the best knowledge of the Consenting Party, threatened against or affecting the Consenting Party or any of its properties, rights or assets which (i) if adversely determined, individually or in the aggregate, could reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder or under the Assigned Agreement or (ii) questions the validity, binding effect or enforceability hereof or of the Assigned Agreement.

(g) The Consenting Party is not in default under any covenant or obligation under the Assigned Agreement. To the best knowledge of the Consenting Party, [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] is not in default under any covenant or obligation under the Assigned Agreement. After giving effect to the assignment by [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] to the Collateral Agent of the Assigned Agreement pursuant to the Guarantee and Security Agreement [and the Assignment Agreement], there exists no event or condition which would constitute a default by [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit], or which would, with the giving of notice or lapse of time or both, constitute a default by [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement.

(h) This Consent Agreement and the Assigned Agreement, and any other agreement specifically contemplated therein, constitute and include all agreements entered into by the Consenting Party and [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] relating to, and required for the consummation of, the transactions contemplated by the Assigned Agreement.

3. Consent to Assignment.

(a) The Consenting Party hereby consents to the assignment by [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] of all its right, title and interest in, to and under the Assigned Agreement to the Collateral Agent pursuant to the Guarantee and Security Agreement[, the Assignment Agreement] and any subsequent assignments by the Collateral Agent in accordance with Section 4 upon and after the exercise by the Collateral Agent of the Collateral Agent’s rights and enforcement of its remedies under the Guarantee and Security Agreement [and the Assignment Agreement].

(b) The Consenting Party agrees that except as otherwise provided in Section 4(d), (i) it shall look only to [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] for the performance of the obligations of [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement and (ii) none of the Secured Parties shall be liable for the performance

2-4

or observance of any of the obligations or duties of [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement. Any assignment of the Assigned Agreement by [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] to the Collateral Agent pursuant to the Guarantee and Security Agreement [and the Assignment Agreement] shall not give rise to any duties or obligations whatsoever on the part of any of the Secured Parties owing to the Consenting Party.

4. Consent Agreement. The Consenting Party hereby acknowledges and agrees that:

(a) In the exercise of its rights and remedies under the Guarantee and Security Agreement [and the Assignment Agreement], the Collateral Agent shall be entitled to exercise and enforce directly against the Consenting Party any and all rights of [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement in accordance with its terms and the Consenting Party shall comply in all respects with such exercise.

(b) The Consenting Party will not, without the prior written consent of the Collateral Agent, such consent not to be unreasonably withheld or delayed:

(i)	materially amend, supplement or otherwise modify the Assigned Agreement (as in effect on the date hereof) or take any legal or administrative action seeking to cause any of the foregoing;

(ii)	sell, assign or otherwise dispose of (by operation of law or otherwise) any part of its interest in the Assigned Agreement except as provided in the Assigned Agreement.

(c) (i) In the event of default by [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of an applicable grace period or the giving of notice, or both, enable the Consenting Party to terminate or suspend its performance under the Assigned Agreement, the Consenting Party shall not terminate or suspend its performance under the Assigned Agreement (or take any legal or administrative action seeking to cause any termination or suspension) until (1) the Consenting Party shall have delivered to the Collateral Agent written notice (x) stating that it intends to exercise such right, on a date not less than 120 days after the date of such notice, (y) specifying the nature of the default giving rise to such right and (z) permitting the Collateral Agent to cure such default by making a payment in the amount in default or by performing or causing to be performed the obligation in default, as the case may be and (2) subject to Section 4(c)(ii) of this Consent Agreement, the Collateral Agent fails to cure such default by making a payment in the amount in default or by performing or causing to be performed the obligation in default, as the case may be prior to the date identified in such notice.

(ii) Any curing of or attempt to cure any of [the Company’s]/[Bossa Nova Spirit’s]/[Sertanejo Spirit’s] defaults under the Assigned Agreement shall not be construed as an assumption by the Collateral Agent or any Secured Party of any covenants, agreements or obligations of [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned

2-5

Agreement. Neither the Collateral Agent nor any Secured Party shall have any obligation to the Consenting Party for the performance of any obligations under the Assigned Agreement unless and until (and to the extent), in the case of the Collateral Agent, such entity succeeds to the interest of [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement as contemplated by Section 4(d) below.

(d) In the event that the Collateral Agent notifies the Consenting Party that it is succeeding to [the Company’s]/[Bossa Nova Spirit’s]/[Sertanejo Spirit’s] interest under the Assigned Agreement, whether by commencing or prosecuting a foreclosure or any other enforcement action in respect of its rights under the Guarantee and Security Agreement [and the Assignment Agreement] (an “Enforcement Action”) or otherwise, the Collateral Agent or its designee shall assume liability for all of [the Company’s]/[Bossa Nova Spirit’s]/[Sertanejo Spirit’s] obligations under the Assigned Agreement, provided that such liability shall not include any liability for claims of the Consenting Party against [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] arising from [the Company’s]/[Bossa Nova Spirit’s]/[Sertanejo Spirit’s] failure to perform during the period prior to the Collateral Agent’s succession to [the Company’s]/[Bossa Nova Spirit’s]/[Sertanejo Spirit’s] interest in and under the Assigned Agreement.

(e) In the event that the Collateral Agent, or any purchaser, transferee, grantee or assignee of the interests of the Collateral Agent in the Vessel assumes or becomes liable under the Assigned Agreement (as contemplated in subsection (d) above or otherwise), liability in respect of any and all obligations of any such person under the Assigned Agreement shall be limited to such person’s expressly assumed obligations (and no officer, director, employee, shareholder, or agent thereof shall have any liability with respect thereto).

(f) All references in this Consent Agreement to the “Collateral Agent” shall be deemed to refer to the Collateral Agent and/or any designee thereof acting on behalf of the Secured Parties (regardless of whether so expressly provided), and all actions permitted to be taken by the Collateral Agent under this Consent Agreement may be taken by any such designee.

5. Arrangements Regarding Payments. Notwithstanding anything in the Assigned Agreement to the contrary, for the period commencing on the date hereof and ending on the earlier of (a) the date on which all Secured Obligations have been paid in full and (b) the date on which 50% of the Notes have been prepaid as a result of events and circumstances affecting the Vessel, all payments to be made by the Consenting Party to [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement shall be made in lawful money of the United States, directly to the Collateral Agent, for deposit into the Project Account at Wells Fargo Bank Northwest, N.A., (ABA: 121000248; SWIFT CODE: WFBIUS6S; Account No.: [                    ]) or to such other person and/or at such other address as the Collateral Agent may from time to time specify in writing, and shall be accompanied by a notice from the Consenting Party stating that such payments are made under the Assigned Agreement. [The Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] hereby authorizes and directs the Consenting Party to make such payments as aforesaid. All sums so paid shall be deemed to be payments made by the Consenting Party to [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit] under the Assigned Agreement.

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6. Miscellaneous.

(a) No failure on the part of the Collateral Agent or any of its agents to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof (subject to any statute of limitations), and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) All notices, requests and other communications provided for herein and under the Assigned Agreement (including, without limitation, any modifications of, or waivers or consents under, this Consent Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) and delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or, as to any party hereto, at such other address as shall be designated by such party in a notice to each other party hereto. Except as otherwise provided in this Consent Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

(c) This Consent Agreement may be amended or modified only by an instrument in writing signed by the Consenting Party and the Collateral Agent, and any provision of this Consent Agreement may be waived by the Collateral Agent. Any waiver shall be effective only for the specified purpose for which it is given.

(d) This Consent Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each of the Consenting Party, [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit], the Secured Parties and the Collateral Agent, provided that the Consenting Party shall not assign or transfer its rights hereunder without the prior written consent of the Collateral Agent.

(e) This Consent Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Consent Agreement by signing any such counterpart. This Consent Agreement shall become effective at such time as the Collateral Agent shall have received counterparts hereof signed by all of the intended parties hereto.

(f) If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

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(g) Headings appearing herein are used solely for convenience and are not intended to affect the interpretation of any provision of this Consent Agreement.

(h) EACH PARTY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONSENT AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(i) The agreements of the parties hereto are solely for the benefit of the Consenting Party, [the Company]/[Bossa Nova Spirit]/[Sertanejo Spirit], the Collateral Agent and the Secured Parties, and no Person (other than the parties hereto and the Secured Parties and their successors and assigns permitted hereunder) shall have any rights hereunder.

(j) THIS CONSENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(k) EACH OF THE CONSENTING PARTY, [THE COMPANY]/[BOSSA NOVA SPIRIT]/[SERTANEJO SPIRIT] AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS CONSENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature pages follow]

2-8

IN WITNESS WHEREOF, the undersigned by its officer duly authorized has caused this Consent Agreement to be duly executed and delivered as of this [    ] day of [                    ].

[CONSENTING PARTY]

By:
Name:
Title:

Address for Notices:

Facsimile:
Telephone:
Attention:

8-9

WELLS FARGO BANK NORTHWEST, N.A., as Collateral Agent

By:
Name:
Title:

Address for Notices:

Wells Fargo Bank Northwest, N.A. Attn: Corporate Trust Lease Group 260 N. Charles Lindbergh Drive MAC: U1240-026 Salt Lake City, UT 84116

8-10

ACKNOWLEDGED AND AGREED:

[TEEKAY SHUTTLE TANKER FINANCE L.L.C.]/[BOSSA NOVA SPIRIT

L.L.C.]/[SERTANEJO SPIRIT L.L.C.]

By:
Name:
Title:

Address for Notices:

[Teekay Shuttle Tanker Finance L.L.C.]/[Bossa Nova Spirit L.L.C.]/[Sertanejo Spirit

L.L.C.]

Attn: Renee Eng, Treasury Manager

Suite 2000 Bentall 5, 550 Burrard Street

Vancouver, BC V6C 2K2

8-11

EXHIBIT 3

AGREED SUBORDINATION TERMS

The Company shall deliver to the Collateral Agent, not less than thirty (30) days prior to the incurrence of any Subordinated Loans, a certified copy of a subordination agreement executed by the Company and each Subordinated Creditor, containing these Agreed Subordination Terms and no other terms which are materially inconsistent herewith (the “Subordination Agreement”).

1 Definitions

All capitalized terms used but not elsewhere defined in this Exhibit shall have the respective meanings assigned to such terms in the Note Purchase Agreement. For purposes of this Exhibit, the following terms shall have the following meanings:

(a)	“Paid in Full” or “Payment in Full” means the payment in full in cash of all Senior Indebtedness (other than contingent indemnification obligations or contingent obligations in respect of expenses payable in connection with pay-off letters, to the extent no claim giving rise thereto has been asserted).

(b)	“Proceeding” has the meaning assigned to that term in Section 2.3 below.

(c)	“Senior Indebtedness” means the “Secured Obligations,” as such term is defined in the Note Purchase Agreement, together with (a) any amendments, restatements, modifications, renewals or extensions of any thereof and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim. Senior Indebtedness shall be considered to be outstanding whenever any Note under the Note Purchase Agreement is outstanding.

(d)	“Subordinated Creditor” means any holder of Subordinated Indebtedness from time to time as permitted under the Note Purchase Agreement.

(e)	“Subordinated Default” means a default in the payment of any of the Subordinated Indebtedness or the occurrence of any event or condition, which default, event or condition permits a Subordinated Creditor to accelerate or demand payment of all or any portion of the Subordinated Indebtedness prior to the stated maturity date thereof.

(f)	“Subordinated Default Notice” means a written notice to the Collateral Agent pursuant to which the Secured Parties are notified of the existence of a Subordinated Default, which notice shall incorporate a reasonably detailed description of such Subordinated Default.

(g)	“Subordinated Indebtedness” means Subordinated Loans and all other indebtedness of the Company owed to the Subordinated Creditors pursuant to the Subordinated Indebtedness Documents.

(h)	“Subordinated Indebtedness Documents” means the agreements, documents, promissory notes and instruments evidencing Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified from time to time as permitted pursuant to this Subordination Agreement.

(i)	“Subordinated Loan Payments” has the meaning assigned to that term in Section 2.2 below.

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2 Subordination of Subordinated Indebtedness to Senior Indebtedness

2.1 Subordination

The payment of any and all of the Subordinated Indebtedness is expressly subordinated, postponed and deferred, to the extent and in the manner set forth in this Subordination Agreement, to the Payment in Full of the Senior Indebtedness. Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein. The intent of the Subordinated Creditor(s) and the Company in entering into this Subordination Agreement is to provide for, among other things, the express, contractual subordination, postponement and deferral of the Subordinated Indebtedness to the Senior Indebtedness and restrictions on the ability of the Subordinated Creditors to exercise rights and remedies in respect of the Subordinated Indebtedness. The parties hereto intend that this Subordination Agreement be enforceable by any applicable court under bankruptcy Law.

2.2 Restriction on Payments

Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities or other property) of principal, interest, fees, charges or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and the Subordinated Creditor shall not exercise any right of set-off or recoupment with respect to any Subordinated Indebtedness, unless and until all of the Senior Indebtedness shall have been Paid in Full; provided that the Company may make, and the Subordinated Creditors may accept and retain, payments with respect to the Subordinated Indebtedness (the “Subordinated Loan Payments”) at any time from funds which are available to be distributed from the Distribution Account in accordance with the Note Purchase Agreement and the Accounts Agreement. The provisions of this Section 2.2 shall not apply to any payment with respect to which Section 2.3 would be applicable.

2.3 Proceedings

In the event of any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of the Company (each, a “Proceeding”): (i) all Senior Indebtedness shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinated Indebtedness shall be made; (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid and deposited directly into the Project Account (to be held and/or applied by the Collateral Agent in accordance with the terms of the Accounts Agreement) until all Senior Indebtedness is Paid in Full, and each Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments, and each Subordinated Creditor also irrevocably authorizes, empowers and directs the Secured Parties (or the Collateral Agent on their behalf) to demand, sue for, collect and receive every such payment; (iii) each Subordinated Creditor agrees to execute and deliver to the Collateral Agent all such further instruments confirming the authorization referred to in the foregoing clause (ii); and (iv) each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness reasonably requested by any Secured Party in connection with any such Proceeding and irrevocably authorizes, empowers and appoints the Secured Parties and their respective agents and attorneys-in-fact to (A) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so (and in any event prior to 30 days before the expiration of the time to file any such proof) and (B) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to 15

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days before the expiration of time to vote any such claim; provided that the Secured Parties shall have no obligation to execute, verify, deliver, and/or file any such proof of claim and/or vote any such claim. In the event that the Secured Parties vote any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Subordination Agreement shall continue to govern the relative rights and priorities of the Secured Parties and the Subordinated Creditors even if all or part of the Senior Indebtedness or the Liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and this Subordination Agreement shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder.

2.4 Incorrect Payments

If any payment (whether made in cash, securities or other property) not permitted under this Subordination Agreement is received by a Subordinated Creditor on account of the Subordinated Indebtedness before all Senior Indebtedness is Paid in Full, such payment shall not be commingled with any asset of such Subordinated Creditor, shall be held in trust by such Subordinated Creditor for the benefit of the Secured Parties and shall be deposited in the Project Account for application (in accordance with the Collateral Agency Agreement) to the payment of the Senior Indebtedness then remaining unpaid, until all of the Senior Indebtedness is Paid in Full.

2.5 Sale, Transfer

Each Subordinated Creditor agrees that it shall not sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness unless the assignee shall have executed an agreement in writing in favor of the Secured Parties agreeing to be bound by the provisions hereof in the same manner and to the same extent as the assigning Subordinated Creditor and shall provide an executed copy of such agreement (which executed copy shall include an address for notices to the assignee) to the Collateral Agent. In the event a Subordinated Creditor shall fail to comply with this section, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness held by such Subordinated Creditor, and the terms of this Subordination Agreement shall be binding upon the successors and assigns of such Subordinated Creditor, as provided in Section 6 below.

2.6 Legends

Until the Senior Indebtedness is Paid in Full, each of the Subordinated Indebtedness Documents at all times shall contain in a conspicuous manner the following legend (or such other wording acceptable to the Required Holders (such approval not to be unreasonably withheld, conditioned or delayed)):

“This [Loan Agreement] [Note] [or other Subordinated Indebtedness Document] and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in the Subordination Agreement attached hereto as Schedule A (the “Subordination Agreement”), to the Senior Indebtedness (as defined in the Subordination Agreement, and such indebtedness constitutes “Subordinated Indebtedness” for all purposes of the Subordination Agreement). Each [holder of this Note] [party to this Loan Agreement or other Subordinated Indebtedness Document], by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.”

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2.7 Restriction on Action by Subordinated Creditors

Until the Senior Indebtedness is Paid in Full and notwithstanding anything contained in the Subordinated Indebtedness Documents, the Note Purchase Agreement or the other Financing Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of the Required Holders, take any action to collect or enforce payment or, except as provided hereafter, accelerate any of the Subordinated Indebtedness, exercise any of the rights or remedies with respect to the Subordinated Indebtedness set forth in any of the Subordinated Indebtedness Documents or that otherwise may be available to such Subordinated Creditor, either at law or in equity, by judicial proceedings or otherwise, provided that the foregoing will not prevent a Subordinated Creditor from accelerating any of the Subordinated Indebtedness if in any Proceeding (other than a Proceeding initiated by a Subordinated Creditor) it is necessary for such Subordinated Creditor to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Subordinated Indebtedness and to file such other papers or documents as may be necessary or advisable in order to have the claims of such Subordinated Creditor allowed in such Proceeding.

3 Effectiveness of this Subordination Agreement; Modifications to Senior Indebtedness

This Subordination Agreement shall be deemed to be a contract among the Secured Parties, the Subordinated Creditors and the Company to the same extent as if the Secured Parties had executed and delivered this Subordination Agreement. In any event, the Secured Parties shall be deemed to be third party beneficiaries of this Subordination Agreement. The terms of this Subordination Agreement, the subordination effected hereby, and the rights and the obligations of the Subordinated Creditors and the Secured Parties arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Note Purchase Agreement or any other Financing Document or any Subordinated Indebtedness Document; (b) the validity or enforceability of any of such agreements, documents or instruments; or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the agreements, documents or instruments referred to in clause (a) above. The Secured Parties may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under this Subordination Agreement, change the manner or place of payment or extend the time of payment of or refinance, renew, add or alter any Senior Indebtedness (including increasing the principal amount thereof, interest applicable thereto or any fee or charges), or amend, supplement, amend and restate or otherwise modify in any manner any Financing Document or any of the provisions therein contained (including, without limitation, any covenants or default provisions), in all cases in accordance with the terms thereof.

4 Modification

Any modification or waiver of any provision of this Subordination Agreement, or any consent to any departure by the Subordinated Creditors therefrom, shall not be effective in any event unless the same is in writing and signed by the Company and each Subordinated Creditor subject thereto (with the approval of the Required Holders (such approval not to be unreasonably withheld, conditioned or delayed); provided that no such approval will be required for any modification, waiver or consent that does not materially and adversely affect the rights of any holder of the Notes), and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on a Subordinated Creditor in any event not specifically required of the Secured Parties hereunder shall not entitle such Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

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5 Additional Documents and Actions

Each Subordinated Creditor at any time, and from time to time, after the execution and delivery of this Subordination Agreement, upon the request of the Secured Parties and at the expense of the Company, promptly will execute and deliver such further documents and do such further acts and things as the Secured Parties may request, acting reasonably, in order to effect fully the purposes of this Subordination Agreement.

6 Successors and Assigns

This Subordination Agreement shall inure to the benefit of the successors and assigns of the Secured Parties and shall be binding upon the successors and assigns of the Subordinated Creditors and the Company.

7 Defines Rights of Creditors; Subrogation

7.1	Rights of Creditors. The provisions of this Subordination Agreement are solely for the purpose of defining the relative rights of the Subordinated Creditors and the Secured Parties and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, the Company. The failure of the Company to make any payment to the Subordinated Creditors due to the operation of this Subordination Agreement shall not be construed as prohibiting the occurrence of a Subordinated Default.

7.2	Subrogation. Subject to the Payment in Full of all Senior Indebtedness, in the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to this Subordination Agreement to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of the Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; and, for the purposes of such subrogation, no payment or distribution to the holders of the Senior Indebtedness of any cash, property or securities to which any holder of the Subordinated Indebtedness would be entitled except for the provisions of this Subordination Agreement shall, and no payment over pursuant to the provisions of this Subordination Agreement to the holders of the Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between the Company, its creditors other than the holders of the Senior Indebtedness and the holders of the Subordinated Indebtedness, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

8 Conflict

In the event of any conflict between any term, covenant or condition of this Subordination Agreement and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of this Subordination Agreement shall control and govern.

9 Termination

This Subordination Agreement shall automatically terminate without any further action upon the Payment in Full of the Senior Indebtedness.

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10 Subordinated Default Notice

The Subordinated Creditors and the Company shall provide the Collateral Agent with a Subordinated Default Notice upon the occurrence of each Subordinated Default, and the Subordinated Creditors shall notify the Collateral Agent in the event such Subordinated Default is cured or waived.

11 No Contest of Senior Indebtedness or Liens; No Security for Subordinated Indebtedness

Each Subordinated Creditor agrees that it will not, and will not encourage any other Person to, at any time, contest the validity, perfection, priority or enforceability of the Senior Indebtedness or Liens in the Collateral granted to the Secured Parties pursuant to the Note Purchase Agreement, the other Financing Documents or accept or take any Lien or any collateral security for the Subordinated Indebtedness or agree to subordinate any of the Subordinated Indebtedness to any other indebtedness of the Company (other than the Senior Indebtedness).

12 Governing Law

This Subordination Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

13 Jurisdiction and Process; Waiver of Jury Trial

(a)	The Company and each Subordinated Creditor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Subordination Agreement. To the fullest extent permitted by applicable Law, the Company and each Subordinated Creditor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)	The Company and each Subordinated Creditor agrees, to the fullest extent permitted by applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 13(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)

The Company and each Subordinated Creditor consents to process being served by or on behalf of any Secured Party in any suit, action or proceeding of the nature referred to in Section 13(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19 of the Note Purchase Agreement, to Watson, Farley & Williams LLP (in the case of the Company), as the Company’s agent for the purpose of accepting service of any process in the United States. The Company and each Subordinated Creditor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest

6

extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)	Nothing in this Section 13 shall affect the right of any Secured Party to serve process in any manner permitted by law, or limit any right that Secured Parties may have to bring proceedings against the Company or any Subordinated Creditor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS SUBORDINATION AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

The foregoing certifications are made and delivered as of the date first written above.

TEEKAY SHUTTLE TANKER FINANCE L.L.C.

By:
Name:
Title:	Senior Financial Officer

7

EXHIBIT 5-A

[            ] 201[    ]

Wells Fargo Bank Northwest, N.A.

260 North Charles Lindbergh Drive

Salt Lake City, UT 84416

Dear Sirs,

Re:	First Priority Bahamian Mortgage with respect to m.v. [Bossa Nova Spirit] / [Sertanejo

Spirit] (“the Vessel”)

You have requested our legal opinion as your special Bahamian counsel with respect to a first priority Bahamian registered mortgage dated [ ] 2013 (the “Mortgage”) granted by [Bossa Nova Spirit L.L.C.] / [Sertanejo Spirit L.L.C.], a company registered in accordance with the Republic of The Marshall Islands (the “Owner”) in favour of Wells Fargo Bank Northwest, N.A., not in its individual capacity but solely as Collateral Agent (the “Collateral Agent”) and a Deed of Covenants dated [ ] 2013 made between the Owner and the Collateral Agent (the “Deed of Covenants”) (the Deed of Covenants together with the Mortgage, the “Security Documents”) pursuant to a Guarantee and Security Agreement dated [ ] 2013 (the “Guarantee and Security Agreement”) among, inter alia, the Owner and the Collateral Agent as security for the obligations of Teekay Shuttle Tanker Finance L.L.C., a company formed under the laws of the Republic of The Marshall Islands (the “Company”) under a Note Purchase Agreement dated [ ] 2013 (the “Note Purchase Agreement”) among the Company, each of the purchasers listed therein (the “Purchasers”), and the Collateral Agent.

1.	Interpretation

In this opinion:-

“Act” means the Merchant Shipping Act (as amended) Ch 268 of the 2000 Revised Statute Laws of The Bahamas.

“the Documents” mean the documents listed in Clause 2 of this opinion.

“law” includes any order of any governmental, judicial, regulatory or other authority compliance with which is considered by us to be mandatory.

2.	Documents

For the purpose of this opinion we have examined copies of the following documents:-

2.1	a Transcript of Register dated [ ] 2013 with respect to the Vessel issued by the [London/New York] office of the Bahamas Maritime Authority;

2.2	the Mortgage;

2.3	the Deed of Covenants;

2.4	the Guarantee and Security Agreement;

2.5	the Note Purchase Agreement; and

2.6	the Power of Attorney dated August 28, 2013 for the Owner.

3.	Assumptions

In giving this opinion, we have assumed that:-

3.1	Authenticity of original documents: all signatures, seals and markings on the Documents are, as appears to us, authentic;

3.2	Conformity of copies: the copies of the Documents presented to us conform to the originals; and

3.3	Authorization: the due capacity and authority of all persons executing the Documents and that the same have been duly executed by the parties to it.

4.	Opinion

Based on and relying on the assumptions set out above and subject to the qualifications set out below, we are of the opinion that:-

4.1	The Vessel is provisionally registered under the Bahamian flag at the port of Nassau, The Bahamas in the name and ownership of the Owner free from any mortgage, lien or other registered encumbrance except the Mortgage;

4.2	The Mortgage was duly registered and recorded in the Registry of Bahamian ships on [ ] 2013 at [ ] hrs.;

4.3	The Mortgage constitutes a legal, valid and binding first priority statutory mortgage over the Vessel enforceable in accordance with its terms in favour of the Collateral Agent;

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4.4	If within thirty (30) days of the date of expiration of the provisional certificate of registry the Vessel has not fulfilled the requirements of registration, you shall have power absolutely to dispose of the Vessel, notwithstanding that the Owner has complied fully with any other requirements of the Mortgage;

4.5	It is not necessary under the laws of The Bahamas that the Collateral Agent or the Purchasers be licensed, authorized, qualified or otherwise entitled to carry on business in The Bahamas (i) for the entering into, execution, delivery, performance or enforcement of the Security Documents or (ii) to enable the Collateral Agent or the Purchasers to enforce their rights under the Security Documents;

4.6	None of the Collateral Agent or the Purchasers will be deemed to be resident, domiciled, carrying on business or subject to taxation in The Bahamas by reason of the negotiation, preparation, execution, performance or enforcement of, and/or receipt of any payment due from the Owner under the Security Documents;

4.7	The Security Documents are in proper form for their enforcement in the courts of The Bahamas;

4.8	No taxes of The Bahamas are imposed by withholding or otherwise on any payment to be made by the Owner under the Security Documents or are imposed on or by virtue of the execution or delivery of the Security Documents or any document or instrument to be executed or delivered under the Security Documents;

4.9	No stamp or registration duty or similar taxes, or filing or notarization or recording fees, or other charges are payable in respect of the Security Documents except in relation to the registration of the Mortgage (which sums have been paid);

4.10	No registration, notarization, filing, recording, enrolment or other official action in any court, public office or elsewhere in The Bahamas is necessary or advisable to create, validate, perfect, establish or maintain the priority of the security created by the Security Documents or to ensure the legality, enforceability or admissibility in evidence of the Security Documents (with the exception of the Mortgage which must and has been registered at the Bahamas Maritime Authority);

4.11	All authorisations, approvals, consents, licences, exemptions, filings, registrations, recordings, notarizations, payments of taxes and duties and other matters, official or otherwise required or advisable in connection with the entry into, execution, delivery, performance, validity, enforceability and admissibility in evidence of the Security Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect;

4.12	The property which is the subject of the Security Documents is legally capable of being mortgaged or charged under the laws of The Bahamas and the security thereby created will confer a valid and effective charge and claim over such property in favour of the Collateral Agent in the event of the Owner’s liquidation and/or bankruptcy;

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4.13	Any lien exercisable by a ship-builder or repairer over a ship in his possession shall take priority over all claims arising after such possession was taken but shall be postponed to those claims which were created before the time of taking possession;

4.14	The maritime liens set out in Section 277 ((i) wages and other sums due to the master, officers and other members of the Vessel’s complement in respect of their employment on such Vessel, (ii) port, canal, and other waterway dues and pilotage dues and any outstanding fees payable in respect of the Vessel, (iii) claims against an Owner in respect of loss of life or personal injury occurring, whether on land or on water, in direct connection with the operation of a Vessel, (iv) claims against any Owner, based on tort and not capable of being based on contract, in respect of loss of or damage to property occurring, whether on land or on water, in direct connection with the operation of a Vessel, (v) claims for salvage, wreck removal and contribution in general average) of the Act shall take priority over any mortgages registered under the Act or any preferential rights arising under the laws of The Bahamas in the event of an Owner’s liquidation and/or bankruptcy and no other claim shall take priority over such mortgages or rights; and

4.15	To enforce a conclusive and unsatisfied judgment which is enforceable by execution in New York it is necessary to bring separate proceedings in the appropriate courts of The Bahamas founded on the judgment and those courts will recognise and accept the judgment without re-trial or examination of the merits of the case provided that:

(a)	such courts in New York had proper jurisdiction over the parties subject to such judgment;

(b)	such courts did not contravene the rules of natural justice of The Bahamas;

(c)	such judgment was not obtained by fraud;

(d)	the enforcement of such judgment would not be contrary to the public policy of The Bahamas;

(e)	the correct procedures are complied with as required by the laws of The Bahamas; and

(f)	the judgment is not inconsistent with a Bahamian judgment in respect of the same matter.

5.	Qualifications

The opinions expressed above are, however, subject to the following qualifications:-

5.1	The enforcement of the Security Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, limitation of actions or other similar laws relating to the enforcement of creditors’ rights generally.

5.2	Obligations or liabilities of the Owner otherwise than for payment of money may not be enforceable in The Bahamas by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of the courts.

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5.3	Any provisions requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue may be unenforceable if held by a Bahamian Court to be unconscionable and therefore a penalty.

5.4	If any provision of any document is held to be illegal, invalid or unenforceable, the severance of such provision from the remaining provisions of such document will be subject to the exercise of the discretion of a Bahamian Court.

5.5	Any provision in any of the Security Documents that certain calculations and/or certificates will be conclusive and binding will not be effective if such calculations and/or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party.

5.6	If any party toany of the Security Documents is vested with a discretion or may determine a matter in its opinion, the courts of The Bahamas may require that such discretion or opinion is exercised reasonably.

5.7	Insofar as the parties resort to the Bahamian Courts, claims may be or become subject to defenses of set-off or counterclaim.

5.8	A Bahamian court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any successful litigation brought against that party and such a court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that Court.

This opinion is confined to and given on the basis of the laws of the Commonwealth of The Bahamas as currently applied by the courts of the said Commonwealth. We have not investigated and we do not express or imply any opinion on the laws of any other jurisdiction, and we have assumed no other law would affect the opinion stated herein.

This opinion is addressed to you and is solely for your benefit and the benefit of your legal advisers and is not to be relied upon by any person or legal entity other than yourselves and your legal advisers and also to the holders from time to time of the Notes on a non-reliance basis.

A copy of this opinion may be provided for the purpose of information only to Fitch since we understand that they wish to know that an opinion has been given and to be made aware of its terms.

Yours faithfully,

LENNOX PATO

5

EXHIBIT 6

Watson, Farley & Williams LLP

1133 Avenue of the Americas

New York, New York 10036

Tel +1 212 922 2200

Fax +1 212 922 1512

[—], 201[—]

To the Purchasers listed

in Schedule A hereto

[Bossa Nova Spirit L.L.C. (f/k/a S.H.I. Hull No. 2039 L.L.C.)] / [Sertanejo Spirit L.L.C. (f/k/a S.H.I. Hull

No. 2040 L.L.C.)] – Delivery of M.V. [BOSSA NOVA SPIRIT] / [SERTANEJO SPIRIT]

Dear Sirs:

We have acted as special counsel for Teekay Shuttle Tanker Finance L.L.C. (“Teekay Shuttle”), Bossa Nova Spirit L.L.C. (f/k/a S.H.I. Hull No. 2039 L.L.C.) [(“Bossa Nova” and together with Teekay Suttle, the “Teekay Parties”], Sertanejo Spirit L.L.C. (f/k/a S.H.I. Hull No. 2040 L.L.C.) [(“Sertanejo” and together with Teekay Shuttle, the “Teekay Parties”)], each a Marshall Islands limited liability company, and Teekay Offshore Partners L.P., a Marshall Islands limited partnership, on matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) in connection with the issuance and sale by Teekay Shuttle of

$174,150,000 aggregate principal amount of its senior notes, of which $87,075,000 aggregate principal amount shall be its 4.91% Series A Senior Secured Notes due 2023 (the “Series A Notes”) and, at a later date and contemporaneous with the cancellation of the Series A Notes, $174,150,000 aggregate principal amount shall be its 4.96% Series B Senior Secured Notes due 2023 (together with the Series A Notes, the “Notes”), pursuant to a Note Purchase Agreement dated September 10, 2013 (the “Note Purchase Agreement”) among Wells Fargo Bank Northwest, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”), Teekay Shuttle and the purchasers signatory thereto.

This opinion letter is being delivered to you at the request of Teekay Shuttle.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of an Offshore Assignment of Insurance Proceeds dated the date hereof (the “Insurance Proceeds Assignment”) among [Bossa Nova] / [Sertanejo], Teekay Shuttle, Teekay Shipping Limited, a Bahamian company, and the Collateral Agent in respect of the insurance proceeds of the Bahamian registered vessel [BOSSA NOVA SPIRIT] / [SERTANEJO SPIRIT].

We have also reviewed such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Teekay Parties as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed: (i) the legal capacity of each natural person, (ii) the legal existence and capacity of all non-natural persons (other than the Teekay Parties), (iii) the genuineness of all

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London • New York • Paris • Hamburg • Munich • Frankfurt • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok • Hong Kong

To the Purchasers listed in Schedule A hereto	Page 2
[—], 201[—]

signatures and the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (v) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinions set forth herein, (vi) the completeness of each document submitted to us and (vii) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document or certificate encompassed within the due diligence review undertaken by us. We have also assumed the power, authority and legal right of all parties (other than the Teekay Parties) to the Insurance Proceeds Assignment to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Insurance Proceeds Assignment by such parties. We have further assumed the validity and enforceability of the Note Purchase Agreement and the Insurance Proceeds Assignment under all applicable laws.

As to matters of fact material to this opinion letter that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Teekay Parties as we have deemed relevant and appropriate and of public officials, and upon the representations and warranties of each of the Teekay Parties in the Note Purchase Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law, and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed therein. We do not express any opinion on Marshall Islands “blue sky” laws. Although we are not licensed to practice law in the Republic of The Marshall Islands, we are experienced in transactions involving the corporate and maritime laws of the Republic of The Marshall Islands, which are similar to the transactions contemplated by the Insurance Proceeds Assignment. In rendering our opinion as to the valid existence in good standing of each of the Teekay Parties, we have relied solely on Certificates of Goodstanding issued by the Registrar of Corporations of the Republic of The Marshall Islands on September [—], 2013.

As used herein, the phrase “to our knowledge” means the actual knowledge, based on conscious awareness of facts or other information, by any lawyer in our New York office involved in the preparation of this opinion letter or actively involved in advising or assisting Teekay Shuttle in the transactions contemplated by the Note Purchase Agreement.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

(1)	Each of the Teekay Parties is validly existing in good standing as a limited liability company under Marshall Islands Law.

(2)	Each of the Teekay Parties has all requisite limited liability company power and authority to execute, deliver and perform its obligations under the Insurance Proceeds Assignment and to consummate the transactions contemplated thereby.

(3)	The Insurance Proceeds Assignment has been duly authorized and validly executed by each of the Teekay Parties.

To the Purchasers listed in Schedule A hereto	Page 3
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(4)	No consent, licenses, permits, approvals (including exchange control approvals), notarizations, exemptions of or authorizations by, or filing or registration with, any governmental authority or regulatory body of the Republic of The Marshall Islands is required as a condition to the execution, delivery, legality, validity, performance and enforceability of the Insurance Proceeds Assignment or its admissibility in evidence.

(5)	No stamp or registration duty or similar taxes or charges are payable in respect of the Insurance Proceeds Assignment.

(6)	The choice by the Teekay Parties of English law to govern the Insurance Proceeds Assignments constitutes a valid choice of law under Marshall Islands Law.

(7)	The submission by each of the Teekay Parties in the Insurance Proceeds Assignments to the exclusive jurisdiction of the courts of England is a valid submission under Marshall Islands law.

(8)	The authorization, execution, delivery and performance of the Insurance Proceeds Assignment and the consummation of the transactions contemplated thereby will not (i) conflict with or constitute a violation of any of the organizational documents of any of the Teekay Parties or (ii) violate Marshall Islands Law.

(9)	Assuming that none of the equity interests of any of the Teekay Parties is owned, directly or indirectly, by the Republic of The Marshall Islands or any other sovereign, none of the Teekay Parties or any of their respective properties has an immunity from jurisdiction from any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) in the Republic of The Marshall Islands.

(10)	A judgment granted by a foreign court against any of the Teekay Parties may be recognized in the Republic of The Marshall Islands without a retrial on the merits of the matter, so long as the foreign judgment grants or denies recovery of a sum of money, and is final and conclusive and enforceable where rendered even though an appeal therefrom is pending, or subject to appeal. A foreign judgment is not conclusive if: (i) the judgment was rendered under a system which does not provide impartial tribunals or procedures compatible with the requirements of due process of law, (ii) the foreign court did not have personal jurisdiction over the defendant, (iii) the foreign court did not have jurisdiction over the subject matter, or (iv) the foreign court does not recognize or enforce the judgments of any other foreign nation. A foreign judgment need not be recognized if: (i) the defendant in the proceedings in the foreign court did not receive notice of the proceedings in sufficient time to enable him to defend, (ii) the judgment was obtained by fraud, (iii) the cause of action on which the judgment is based is repugnant to the public policy of the Republic of The Marshall Islands, (iv) the judgment conflicts with another final and conclusive judgment, (v) the proceeding in the foreign court was contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in the court, or (vi) in the case of jurisdiction based only on personal service, the foreign court was a seriously inconvenient forum for the trial of the action.

This opinion letter may not, without our prior written consent, be used or relied upon by or disclosed to any person other than you and, on a non-reliance basis, your legal advisors and future holders of the Notes.

To the Purchasers listed in Schedule A hereto	Page 4
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Very truly yours,

Watson, Farley & Williams LLP

Schedule A

List of Purchasers

1. Aviva Life and Annuity Company

2. Royal Neighbors of America

3. Massachusetts Mutual Life Insurance Company

4. Pacific Life Insurance Company

5. The Guardian Life Insurance Company of America

6. United Services Automobile Association

7. USAA Life Insurance Company

8. Connecticut General Life Insurance Company

9. Genworth Life Insurance Company

10. Hartford Life Insurance Company

11. ING Life Insurance and Annuity Company

12. ING USA Annuity and Life Insurance Company

13. Security Life of Denver Insurance Company